Exhibit 10.20

SHARE PURCHASE AGREEMENT

made and entered into as of September 3, 2013,

Among

AMBER ROAD HOLDINGS, INC.,

as the Buyer

and

AMBER ROAD, INC.,

SUNRISE INTERNATIONAL LTD.,

THE SHAREHOLDER REPRESENTATIVE COMMITTEE

REFERENCED HEREIN

and

THE SHAREHOLDERS

OF

SUNRISE INTERNATIONAL LTD.

i

EXHIBITS
Exhibit A	Escrow Agreement
Exhibit B	Non-Competition Agreement
Exhibit C	Offer Letter
Exhibit D	Earn Out Protection Agreements
Exhibit E	Stock Power
Exhibit F	Lock-Up Agreement
Exhibit G	Option Waiver and Release

SCHEDULES
Schedule 1.2	Selling Shareholders and Optionee Payment Amounts
Schedule 1.2(b)(i)	Closing Payment Account
Schedule 1.2(b)(ii)	Selling Shareholder and Optionee Contingent Shares
Schedule 1.2(h)	Calculation of Share Certificates
Schedule 2.2(a)(i)	Shareholders Shares

SCHEDULES
Schedule 2.3(a)	Options
Schedule 3.1	Jurisdictions
Schedule 3.3(a)	Company Governmental Filings
Schedule 3.3(b)	No Breach
Schedule 3.4(a)	Financial Statements
Schedule 3.4(e)	Company Liabilities
Schedule 3.5(a)	Capitalization
Schedule 3.5(b)	Rights
Schedule 3.5(c)	Sale or Transfer Rights
Schedule 3.6	Proceedings
Schedule 3.7	Personal Property
Schedule 3.8	Company Leased Property
Schedule 3.9	Title to Assets
Schedule 3.10	Tax Matters
Schedule 3.11	Employee Matters
Schedule 3.12(a)	Employee Compensation and Benefit Plan
Schedule 3.12(c)	Effects to Benefit Plans
Schedule 3.13(a)	Owned Intellectual Property
Schedule 3.13(b)	Maintenance Fees or Actions
Schedule 3.13(c)(i)	Third Party Software Licenses
Schedule 3.13(c)(ii)	Third Party Embedded Software
Schedule 3.13(c)(iii)	Third Party Software
Schedule 3.13(c)(iv)	Third Party Libraries
Schedule 3.13(d)	Third Party IP Licenses
Schedule 3.13(e)(i)	Third Party License Royalty Fees
Schedule 3.13(e)(ii)	Fees
Schedule 3.13(f)	Challenges to Ownership
Schedule 3.13(g)(i)	Owned Intellectual Property Conflicts
Schedule 3.13(g)(ii)	Owned Intellectual Property Claims
Schedule 3.13(h)(i)	No Infringement
Schedule 3.13(h)(ii)	No Claims
Schedule 3.13(i)	Company Products
Schedule 3.13(l)	Open Source
Schedule 3.13(m)	Governmental Entities and Educational Institutions
Schedule 3.13(n)	Industry Standard Organizations
Schedule 3.13(o)	Free of Charge Distributions
Schedule 3.13(q)	Intellectual Property Agreements
Schedule 3.14	Absence of Certain Changes
Schedule 3.15	Accounts Receivable
Schedule 3.16	Bank Accounts
Schedule 3.17(a)	Compliance with Law
Schedule 3.17(b)	Permits
Schedule 3.18	Environmental Matters

SCHEDULES
Schedule 3.19(a)	Contracts and Commitments
Schedule 3.19(b)	No Violation
Schedule 3.20	Insurance
Schedule 3.21(a)	Affiliate Arrangements
Schedule 3.21(b)	Affiliate Interests
Schedule 3.22	Distributors, Suppliers and Customers
Schedule 3.23	Products Liability and Warranty Liability
Schedule 3.26	Brokers and Finders
Schedule 4.2(a)	Selling Shareholder Governmental Filings
Schedule 4.3	Selling Shareholder Litigation
Schedule 4.4	Selling Shareholder Compliance with Law
Schedule 4.6	Selling Shareholder PRC Citizen and SAFE Registration
Schedule 6.1	Transaction Expenses
Schedule 7.1	Indemnity Percentages

v

SHARE PURCHASE AGREEMENT dated as of September 3, 2013 (herein, together with the Schedules and Exhibits attached hereto, referred to as this “Agreement”) among (i) Sunrise International Ltd., a Barbados company (the “Company”), (ii) the shareholders of the Company, all of whom are listed on the signature pages of this Agreement (the “Selling Shareholders”), (iii) Amber Road, Inc., a New Jersey corporation (“Parent”), (iv) Amber Road Holdings, Inc., a Delaware corporation (the “Buyer”) and (v) Lawrence C. Longo and Scott Matthews, acting in each case solely in his capacity as a member of the Shareholder Representative Committee referred to herein. Capitalized terms used in this Agreement are defined throughout this Agreement or are defined or otherwise referenced in Section 8.1 of this Agreement.

W I T N E S S E T H:

WHEREAS, the Selling Shareholders own all of the issued and outstanding Class A and Class B common shares and preferred shares of the Company (collectively, the “Shares”), constituting all of the outstanding shares of the Company; and

WHEREAS, the Selling Shareholders wish to sell, and the Buyer wishes to purchase, the Shares upon the terms and conditions of this Agreement;

NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

ARTICLE 1

SALE AND PURCHASE OF SHARES

Section 1.1 Sale of Shares. On the Closing Date and subject to the terms and conditions set forth in this Agreement, the Selling Shareholders will sell, assign and transfer to the Buyer, and the Buyer will purchase and acquire, all of the Selling Shareholders’ right, title and interest in and to the Shares, free and clear of all Encumbrances, other than such Encumbrances as may be created by or on behalf of the Buyer.

Section 1.2 Purchase Price and Payment for Shares.

(a) Purchase Price. The purchase price (the “Purchase Price”) for all of the Shares is (1) $2,000,004 in cash (the “Gross Cash Closing Amount”), (2) 296,296 shares of Parent Common Stock (the “Closing Shares”) and (3) 296,296 shares of Parent Common Stock issued with the restrictions set forth in Section 1.2(c) (the “Contingent Shares”), all subject to adjustment as provided herein. Parent will pay or issue, as applicable, at Closing (i) $ $1,433,640.00 (the Gross Cash Closing Amount reduced by the sum of: (x) the Escrow Deposit, (y) the Transaction Expenses Amount and (z) the Committee Reimbursement Amount) to the

Shareholder Representative Committee (the “Closing Payment”) on behalf of the Selling Shareholders in the amounts set forth on Schedule 1.2 hereto, (ii) $200,000 to Citibank, N.A., as escrow agent (the “Escrow Deposit”) under the terms of the Escrow Agreement to be executed by the Shareholder Representative Committee, Parent and the Escrow Agent at the Closing substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”); (iii) $35,000 to the Shareholder Representative Committee to be held by the Shareholder Representative Committee for the payment of expenses incurred by the Shareholder Representative Committee in performing its duties pursuant to this Agreement (the “Committee Reimbursement Amount”), (iv) the Transaction Expenses Amount to the recipients set forth on Schedule 6.1 attached hereto, (v) stock certificates in the name of each Selling Shareholder for a number of Closing Shares to be issued to each such Selling Shareholder as set forth on Schedule 1.2 hereto (the “Escrow Closing Shares”) to be delivered to and held by the secretary of the Parent in accordance with Section 7.1(a) and shall make a cash payment to the Shareholder Representative Committee for disbursement to the Selling Shareholders in lieu of any fractional shares, and (vi) stock certificates in the name of each Selling Shareholder for the remaining number of Closing Shares to be issued to each such Selling Shareholder as set forth on Schedule 1.2 hereto (the “Remaining Closing Shares”) to be delivered to the Shareholder Representative Committee for further delivery to the Selling Shareholders together with a cash payment for disbursement to the Selling Shareholders in lieu of any fractional shares.

(b) Payment of Purchase Price. At the Closing, the Buyer shall deliver (or cause to be delivered) to (i) the Shareholder Representative Committee, the Closing Payment in immediately available funds by wire transfer to the account set forth on Schedule 1.2(b)(i) attached hereto, (ii) the recipients set forth on Schedule 6.1 attached hereto, the Transaction Expenses Amount in immediately available funds by wire transfer to the accounts set forth on Schedule 6.1 attached hereto, (iii) the Escrow Agent, the Escrow Deposit in immediately available funds by wire transfer to the account designated in the Escrow Agreement, (iv) the Shareholder Representative Committee, the Committee Reimbursement Amount in immediately available funds by wire transfer to an account designated in writing by the Shareholder Representative Committee, (v) the Secretary of Parent (to be held pursuant to Section 7.1(a)), the stock certificates representing the Escrow Closing Shares (provided each certificate is accompanied by a Stock Power duly executed by a Selling Shareholder to which such certificate shall be issued) and (vi) the Shareholder Representative Committee, copies of the stock certificates representing the Remaining Closing Shares. No later than fifteen (15) Business Days following the receipt by Parent of a written request from the Shareholder Representative Committee that stock certificates representing the Contingent Shares be prepared and issued (the “Stock Certificate Request”), the Buyer shall deliver (or cause to be delivered) to (i) the Secretary of Parent (to be held pursuant to Section 1.2(c)), the stock certificates representing the Contingent Shares as set forth in such Stock Certificate Request with respect to each such Selling Shareholder or Option Holder and (ii) the Shareholder Representative Committee, for disbursement to the Selling Shareholders and Option Holders, the cash payment payable in lieu of fractional shares; provided, however, that such delivery and payment shall be subject with respect to each Selling Shareholder, the receipt by Parent of a Stock Assignment Separate From Certificate in the form of Exhibit E attached hereto (a “Stock Power”) duly executed by the Selling Shareholder to whom such certificate shall be issued and with respect to each Option

Holder, the receipt by Parent of a Stock Power and Option Waiver and Release, each duly executed by the Option Holder to whom such certificate shall be issued. Assuming that, following any adjustment to the Purchase Price effected pursuant to Section 1.2(g) below, the full amount of the Escrow Deposit is distributed to the Shareholder Representative Committee for disbursement to the Selling Shareholders, the number of Contingent Shares issuable to each Selling Shareholder and Option Holder is as set forth on Schedule 1.2(b)(ii). The allocation of Contingent Shares set forth in the Stock Certificate Request shall be prepared consistent with the allocations set forth on such schedule, as adjusted as necessary in the event that less than the full amount of the Escrow Deposit is distributed to the Selling Shareholders.

(c) Contingent Consideration. Parent is hereby granted the right (the “Repurchase Right”), exercisable at any time following: (a) with respect to the Straight-Line Contingent Shares (as defined below), any termination of the employment of Kae-por F. Chang (“Chang”) with Parent or its affiliates or any successor entity either (i) for Cause or (ii) by Chang other than for Good Reason, and (b) with respect to the Conditional Contingent Shares (as defined below), the failure of the Subsidiary to attain the CTM Revenue targets as provided herein, in each case to repurchase at the Repurchase Price the Contingent Shares in which each Selling Shareholder and each holder of a Company Share Option immediately prior to the Closing (each an “Option Holder” and collectively, the “Option Holders”) have not acquired a vested interest in accordance with the vesting provisions of this Section 1.2(c) (such shares to be hereinafter called the “Unvested Shares”). Notwithstanding anything in this Agreement to the contrary, (x) the Repurchase Right shall not become effective with respect to the Straight-Line Contingent Shares until a termination of the employment of Chang by Parent or its affiliates for Cause or by Chang other than for Good Reason, (y) the Repurchase Right shall not become effective with respect to the Conditional Contingent Shares until January 1, 2016 and (z) the Repurchase Right shall terminate, and cease to be exercisable, with respect to any and all Contingent Shares in which the Selling Shareholders and the Option Holders vest in accordance with the provisions of this Section 1.2(c), including the schedules described below. Accordingly, provided Chang continues to be employed by Parent or its affiliate or any successor entity, the Selling Shareholders and the Option Holders shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, thirty three percent (33%) of the Contingent Shares (the “Straight-Line Contingent Shares”), over a period commencing from the date of this Agreement and ending December 31, 2015, in a series of successive equal semi-annual installments of 20% of the Straight Line Contingent Shares at 12:01 a.m. EST on each six month anniversary of the date of this Agreement, with the final installment vesting on December 31, 2015. In addition, the Selling Shareholders and the Option Holders shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, sixty seven percent (67%) of the Contingent Shares (the “Conditional Contingent Shares”), as follows:

(i) If the 2014 CTM Revenue shall equal or exceed $2,500,000, the Selling Shareholders and the Option Holders shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, 59,555 Conditional Contingent Shares.

(ii) If the 2015 CTM Revenue shall equal or exceed $3,500,000, the Selling Shareholders and the Option Holders shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, 138,963 Conditional Contingent Shares.

(iii) If the 2014 CTM Revenue did not equal or exceed $2,500,000 or the 2015 CTM Revenue did not equal or exceed $3,500,000 and the 2013 CTM Revenue, 2014 CTM Revenue and 2015 CTM Revenue in the aggregate shall equal or exceed $7,700,000, then in such event the Selling Shareholders and the Option Holders shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, all of the Conditional Contingent Shares to the extent not previously vested.

In the event of any termination of employment of Chang with Parent or its affiliates or any successor entity either (i) by the Parent and its affiliates without Cause, (ii) by Chang for Good Reason or (iii) by the death or Disability of Chang prior to the date that the Selling Shareholders and the Option Holders shall have become fully vested with respect to all of the Straight-Line Contingent Shares in accordance with this Section 1.2(c), then in such event the Selling Shareholders and the Option Holders shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, all of the Straight-Line Contingent Shares to the extent not previously vested. In the event of any termination of employment of Chang with Parent or its affiliates or any successor entity either (i) by the Parent and its affiliates for Cause or (ii) by Chang without Good Reason prior to the date that the Selling Shareholders and the Option Holders shall have become fully vested with respect to all of the Straight-Line Contingent Shares in accordance with this Section 1.2(c), then, in addition to the number of Straight-Line Contingent Shares, if any, in which the Selling Shareholders and the Option Holders shall have previously acquired a vested interest pursuant to the terms of this Section 1.2(c), the Selling Shareholders and the Option Holders shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, the number of Straight-Line Contingent Shares that would have vested as of the end of the then current semi-annual period had Chang remained in employment with the Parent, its affiliates or any successor entity through the end of such semi-annual period multiplied by a fraction, the numerator of which is the number of days during such semi-annual period that Chang was employed by the Parent, an affiliate or any successor entity and the denominator of which is 182 and Parent’s Repurchase Right shall become effective immediately with respect to all Straight-Line Contingent Shares that remain Unvested Shares thereafter. No fractional shares shall be repurchased by Parent. Accordingly, should the Repurchase Right extend to a fractional share (in accordance with the vesting computation provisions of this Section 1.2(c)) at the time that Parent’s Repurchase Right becomes effective, then such fractional share shall be added to any fractional share in which the Selling Shareholders and the Option Holders are at such time vested in order to make one whole vested share no longer subject to the Repurchase Right. Subject to and in accordance with the provisions of Section 1.2(b), the certificates for the Contingent Shares shall be deposited in escrow with the Secretary of Parent to be held in accordance with the provisions of this Section 1.2. Each deposited certificate shall be accompanied by a Stock Power duly executed by the Selling Shareholder or Option Holder to whom such certificate shall be issued. The deposited certificates, together with any other assets or securities from time to time deposited with Parent pursuant to the requirements of this Agreement, shall remain in escrow until such time or times as the certificates (or other assets and securities) are to be released or otherwise surrendered for cancellation in accordance with this Section 1.2, with it being understood (x) that each Selling Shareholder and Option Holder shall have the right to request and require from time to time after such certificates have been deposited with the Secretary of Parent pursuant to Section 1.2(b) that Parent prepare, issue and deliver to such Selling Shareholder and/or Option Holder, as the case may be, a separate stock certificate (each, a “Vested Share Certificate”) for any shares in which such Selling Shareholder or Option Holder shall have acquired a vested interest pursuant to the terms of this Section 1.2(c) (“Vested Shares”) and (y) that, to facilitate, and in response to, any such request received in writing by Parent from a Selling Shareholder or Option Holder (a “Distribution Request”), any escrowed certificate issued in the name of such Selling Shareholder or Option Holder, as the case may be, representing any Vested Shares shall be delivered to and cancelled by Parent and, in lieu thereof, Parent shall prepare and issue, within thirty (30) days of Parent’s receipt of a Distribution Request, the Vested Share Certificate to be distributed by Parent to such Selling Shareholder or Option Holder as well as a new stock certificate issued in the name of such Selling Shareholder or Option Holder to be held in escrow by the Secretary of Parent pursuant to the provisions of this Section 1.2(c) with respect to any remaining Unvested Shares previously issued to such Selling Shareholder and Option Holder. Should the Parent elect to exercise the Repurchase Right under this Section 1.2 with respect to any Unvested Shares, then the escrowed certificates for such Unvested Shares (together with any other assets or securities issued with respect thereto) shall be delivered to Parent for cancellation, concurrently with the payment to Selling Shareholders and the Option Holders, in cash or cash equivalent, of an amount equal to the aggregate Repurchase Price for such Unvested Shares, and the Selling Shareholders and the Option Holders shall cease to have any further rights or claims with respect to such Unvested Shares (or other assets or securities). Nothing in this Agreement shall confer upon Chang any right to continue in the service of Parent (or any parent or subsidiary corporation of Parent employing or retaining Chang) for any period of time or interfere with or restrict in any way the rights of Parent (or any parent or subsidiary corporation of Parent employing or retaining Chang) or Chang, which rights are hereby expressly reserved by each, to terminate the employee status of Chang at any time for any reason whatsoever, with or without cause. For purposes of this Agreement, “Contingent Shares” shall mean the shares acquired pursuant to Section 1.2(a) plus any new, substituted or additional securities distributed with respect to the Contingent Shares without consideration in the event of any stock dividend, stock split, reverse stock split, combination, recapitalization or other change affecting Parent Common Stock effected without receipt of consideration. Each Selling Shareholder and Option Holder shall not transfer, assign, encumber or otherwise dispose of any of the Contingent Shares that are subject to Parent’s Repurchase Right under this Section 1.2. In addition to any other legends required pursuant to agreement or applicable state and federal securities laws, in order to reflect the restrictions on disposition of the Contingent Shares provided for hereunder, the stock certificates for the Unvested Shares will be endorsed with a restrictive legend substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A SHARE PURCHASE AGREEMENT AMONG THE CORPORATION, THE REGISTERED HOLDER OF THE SHARES AND

OTHER PARTIES THERETO. SUCH AGREEMENT GRANTS CERTAIN REPURCHASE RIGHTS TO THE CORPORATION. THE SECRETARY OF THE CORPORATION WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

(d) Earnout. In addition to the Purchase Price, in the event the Subsidiary’s CTM Revenue for the three-year period ending on December 31, 2015 exceeds $7,700,000, then Buyer and/or Parent shall pay a performance bonus to the Selling Shareholders and the Option Holders in an amount equal to fifty percent (50%) of the CTM Revenue in excess of $7,700,000 for the three-year period ending on December 31, 2015 (the “Performance Bonus” and collectively with the Purchase Price, the “Total Deal Consideration”). As an example, should the CTM Revenue be $2,000,000 for 2013, $2,900,000 for 2014 and $4,000,000 for 2015, which totals $8,900,000, then the Performance Bonus shall be $600,000. The Performance Bonus shall be capped at $2,500,000 and Parent shall have the option of paying the Performance Bonus in cash or shares of Parent Common Stock (valuing the Parent Common Stock at Fair Market Value as of the date the Performance Bonus is paid (subject to adjustment for stock dividends, stock splits, reverse stock splits, combinations and the like)). The Performance Bonus (if earned in accordance with this clause (d)) shall be payable no later than March 15, 2016 (subject to delay, if any, upon the exercise of audit rights pursuant to Section 1.2(e) below, and in the case of each Option Holder also subject to Parent having received an Option Waiver and Release duly executed by such Option Holder. The parties hereto agree to the earn-out protections set forth on Exhibit D attached hereto. The portion of the Performance Bonus, if any, to be received by each Selling Shareholder and each Option Holder shall be set forth in a written notice delivered to Parent from the Shareholder Representative Committee no later than March 1, 2016 and shall reflect amounts necessary, to the extent practicable, to equalize among all Selling Shareholders and Option Holders the impact of any indemnification claims under Section 7.1 to date (the “Performance Bonus Notice”). Each of Parent and Buyer shall be entitled to rely on the Performance Bonus Notice in effecting any distribution of the Performance Bonus. Neither Parent nor Buyer shall be liable for any misallocation of the Performance Bonus among the Selling Shareholders and Option Holders resulting from said equalization effected pursuant to the terms of the Performance Bonus Notice.

(e) Audit Rights. Parent and Buyer hereby grant, and shall cause any of their respective Affiliates involved in activities producing CTM Revenue for the Subsidiary (collectively with Parent, Buyer and the Subsidiary following the Closing, the “Buyer Group”) to grant, to the Shareholder Representative Committee the right (once per calendar year during each of 2014, 2015 and 2016) to examine and have reasonable access during normal business hours to all books of account and records specifically pertaining to CTM Revenue (subject to applicable law) for calendar years 2013, 2014 and 2015 (each, a “Contingent Payment Year”) at the location of such records on prior written notice of at least thirty (30) days, for the purpose of verifying the amount of CTM Revenue for such year (each such review shall be referred to herein as a “Contingent Payment Audit”). For the purpose of conducting a Contingent Payment Audit, the Shareholder Representative Committee may hire, at its expense, one or more auditors or attorneys of the Shareholder Representative Committee’s choosing to assist in such examination, provided, that such auditors or attorneys have entered into customary confidentiality agreements with Parent in form and substance reasonably acceptable to Parent. The Shareholder Representative Committee and such representatives shall have reasonable access to all of the books and records required to perform any Contingent Payment Audit for a thirty (30) day period, beginning on the date on which access to substantially all of such books and records is first given to the Shareholder Representative Committee. In no case shall any member of the Buyer Group dispose of any books of account or records specifically pertaining to CTM Revenue with respect to any Contingent Payment Year earlier than the date one hundred and eighty (180) days following the last day of the subsequent Contingent Payment Year or, if such Contingent Payment Year is the last Contingent Payment Year, the last day of such Contingent Payment Year. Parent shall deliver to the Shareholder Representative Committee, by no later than forty five (45) days following the end of each Contingent Payment Year, a certificate describing the amount of CTM Revenue, if any, received during such Contingent Payment Year (each a “Contingent Payment Certificate”). In the event that the Shareholder Representative Committee does not agree with the amount of CTM Revenue set forth on any Contingent Payment Certificate, the Shareholder Representative Committee shall be entitled, during the period commencing on the date of delivery of such Contingent Payment Certificate and ending on the sixty fifth (65th) day after delivery of such Contingent Payment Certificate (the “Dispute Period”), to give Parent written notice (a “Dispute Notice”), of such disagreement. In the event that the Shareholder Representative Committee does not deliver a Dispute Notice during the Dispute Period, the CTM Revenue amount set forth on such Contingent Payment Certificate shall irrevocably be deemed to be the final CTM Revenue amount for such Contingent Payment Year and all purposes of this Agreement, absent fraud or intentional misconduct. In the event that the Shareholder Representative Committee delivers a Dispute Notice within the Dispute Period, the Shareholder Representative Committee, Parent and Buyer shall for a period of not less than thirty (30) days after delivery of the Dispute Notice attempt in good faith to resolve the CTM Revenue amount that is in dispute (the “Disputed Revenue Amount”), and mutually determine any adjustments to such CTM Revenue amount (the “Agreed Revenue Amount”). Parent, Buyer and the Shareholder Representative Committee shall, subject to the execution of a confidentiality agreement in form and substance reasonably satisfactory to the delivering party, provide each other with such information, records and material kept in the ordinary course of business in such party’s possession and which such party may disclose without violating confidentiality obligations to third parties, as is reasonably necessary and appropriate in attempting to resolve such Disputed Revenue Amount, including the delivery of a copy to the Shareholder Representative Committee of any such information, records and material, to the extent then available, that was used to calculate the amount of CTM Revenue set forth on the relevant Contingent Payment Certificate. Notwithstanding anything to contrary herein, if the final Agreed Revenue Amount determined pursuant to this Section 1.2(e) is greater than the CTM Revenue amount set forth on the relevant Contingent Payment Certificate by an amount equal to more than ten percent (10%) of the CTM Revenue amount set forth in the relevant Contingent Payment Certificate, Parent shall pay all of the reasonable out-of-pocket costs and expenses actually incurred by the Shareholder Representative Committee in connection with such Contingent Payment Audit. If Parent, Buyer and the Shareholder Representative Committee cannot resolve any such dispute within thirty (30) days after delivery of a Dispute Notice, such dispute shall be promptly referred to and resolved by an Independent Accounting Firm. The determination of such Independent Accounting Firm shall be made as promptly as practicable and shall be final and binding on Parent, Buyer and the Shareholder Representative Committee. In the event of a dispute, the Disputed Revenue Amount, as modified by resolution by Parent, Buyer and the Shareholder Representative Committee, or by the Independent Accounting Firm, as applicable, shall be the “Agreed Revenue Amount.” The Selling Shareholders hereby agree not to trade any securities of Parent (or its successor) based on information furnished by this Section which is not otherwise publicly available.

(f) Adjustments to Purchase Price. If, between the date of this Agreement and the date of payment of any portion of the Purchase Price payable pursuant to this Section 1.2, the outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or exchange of shares or if a stock split, combination, stock dividend, stock rights or extraordinary dividend thereon shall be declared with a record date within said period, the number of shares of Parent Common Stock payable to the Selling Shareholders, shall be correspondingly adjusted.

(g) Purchase Price Adjustment. As soon as practicable, but in no event later than ninety (90) calendar days after the Closing, Buyer or Parent shall prepare and deliver to the Shareholder Representative Committee a statement (the “Statement”) setting forth the Net Working Capital as of the Closing derived from financial statements prepared in accordance with GAAP and setting forth in reasonable detail the calculation thereof. The Shareholder Representative Committee shall have fifteen (15) calendar days following receipt of the Statement during which to dispute in writing any item contained in the Statement. Written notice of any such dispute shall set forth in reasonable detail the items disputed, the basis for such dispute and the Shareholder Representative Committee’s proposed adjustment to such items. If the Shareholder Representative Committee fails to notify Buyer or Parent in writing of any such dispute within such 15-day period, the Statement shall be the “Final Statement.” If Buyer or Parent timely notifies Seller in writing of any such dispute, then the Shareholder Representative Committee and Parent shall attempt in good faith to resolve such dispute in a mutually acceptable manner. If Parent and the Shareholder Representative Committee cannot resolve any such dispute within thirty (30) calendar days after receipt by the Shareholder Representative Committee of such notice of dispute, such dispute shall be promptly referred to and resolved by a U.S. nationally recognized independent accounting firm mutually selected by Parent and the Shareholder Representative Committee (the “Independent Accounting Firm”). The determination of the Independent Accounting Firm shall be made as promptly as practicable and shall be final and binding on Parent and the Shareholder Representative Committee. The fees and expenses of the Independent Accounting Firm incurred in resolving the disputed matter shall be equitably apportioned by the Independent Accounting Firm based on the extent to which Parent, on the one hand, or the Shareholder Representative Committee, on the other hand, is determined by the Independent Accounting Firm to be the prevailing party in the resolution of the disputed matters. In the event of a dispute, the Statement, as modified by resolution by Parent and the Shareholder Representative Committee, or by the Independent Accounting Firm, shall be the “Final Statement.” If the Net Working Capital, as set forth in the Final Statement, is less than the Net Working Capital Target, Parent shall be entitled to withdraw from the Escrow Account (as defined in the Escrow Agreement) in accordance with the Escrow Agreement an amount equal to such difference in cash no later than ten (10) Business Days from the date of such Final Statement. If the Net Working Capital, as set forth in the Final Statement, is greater than the Net Working Capital Target, then Parent and/or Buyer shall pay such excess to the Shareholder Representative Committee by wire transfer of immediately available funds, not later than ten (10) Business Days from the date of such Final Statement. For tax purposes, any payment by the Buyer or Parent, on the one hand, or the Selling Shareholders and the Option Holders, on the other hand, under this Section 1.2(g) shall be treated as an adjustment to the Purchase Price.

(h) Amount of Payment. On the dates set forth in this Section 1.2, Parent shall deliver to the Shareholder Representative Committee (i) cash or (ii) certificates representing the shares of Parent Common Stock required to be delivered pursuant to the applicable section, in each case calculated on a pro rata basis based on the number of Class B Common Shares, Preferred Shares or Class B Common Shares issuable upon exercise of Company Share Options set forth opposite the name of each Selling Shareholder and each Option Holder in Schedule 1.2(h) attached hereto. The Shareholder Representative Committee shall deliver such cash and certificates to the Selling Shareholders in accordance with the terms of the Shareholders Agreement.

(i) Tax Withholding. Parent and Buyer shall be entitled to deduct and withhold from the cash and/or shares of Parent Common Stock otherwise required to be paid or delivered to any Selling Shareholder or to any Option Holder (or to the Shareholder Representative Committee on behalf of any such Selling Shareholder or Option Holder) pursuant to this Section 1.2 such amounts as Parent, Buyer, the Company or any Affiliate thereof may be required deduct and withhold under applicable provisions of any federal, state, local or foreign Tax laws. To the extent that any shares of Parent Common Stock are required to be deducted to satisfy such applicable Tax withholding requirements, the Parent shall deduct one share of Parent Common Stock for each $6.75 that the Parent, Buyer, Company or any Affiliate thereof is required to withhold. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Selling Shareholder or Option Holder in respect of which such deduction and withholding was made. Parent and Buyer hereby affirm that, to the extent any Selling Shareholder is a United States citizen and not an employee of the Company or the Subsidiary, no Tax withholding will be effected by Parent or Buyer with respect to any portion of the Closing Payment or any Closing Shares to be received by such Selling Shareholder.

ARTICLE 2

CLOSING

Section 2.1 Closing. The closing of the transactions provided for herein (the “Closing”) will take place at the offices of Clarke Gittens Farmer, Parker House, Wildey Business Park, Wildey Road, St. Michael, Barbados at 12 p.m. (local time) on the date hereof or at such other place, date and time as subsequently agreed to by the parties hereto (the “Closing Date”).

Section 2.2 Closing Deliverables. (a) At the Closing, or as soon as practicable thereafter in the case of the deliverables referenced in Sections 2.2(a)(vi) and 2.2(a)(vii) below, the Shareholder Representative Committee will deliver to the Buyer:

(i) adjudicated and stamped share transfer instruments from each Selling Shareholder, together with the original share certificates of the Company in the name of each Selling Shareholder identified on Schedule 2.2(a)(i)hereto;

(ii) the Escrow Agreement duly executed by the Shareholder Representative Committee;

(iii) a copy, certified a true copy by the Company’s secretary or a director of the Company of: (A) the approval of the director of the Company evidenced by a resolution, of the sale of the Shares pursuant to this Agreement, and (B) the written offer by the holders of the preferred shares of the Company to the Company to purchase from those shareholders one hundred percent of their preferred shares for the price paid to the Company for those shares, together with the refusal by the Company of the offer and the written approval of the Company of the sale of one hundred percent of the issued and outstanding preferred shares of the Company by the holders thereof to the Buyer pursuant to the terms of this Agreement;

(iv) an offer letter duly executed by Chang in the form set forth on Exhibit C to this Agreement (the “Offer Letter”);

(v) a Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement duly executed by Chang in the form set forth on Exhibit B to this Agreement (the “Non-Competition Agreement”);

(vi) a copy of a Stock Power in the form of Exhibit E attached hereto duly executed by each Selling Shareholder with respect to the Escrow Closing Shares to be issued to such Selling Shareholder, the delivery of which shall be a condition to the issuance by Parent of such Escrow Closing Shares to such Selling Shareholder;

(vii) a copy of a Lock-Up Agreement (as defined hereafter) in the form of Exhibit F attached hereto duly executed by each Selling Shareholder, the delivery of which shall be a condition to the issuance by Parent of any Closing Shares to such Selling Shareholder; and

(viii) such other instruments and documents, in form and substance reasonably acceptable to the Buyer and the Shareholder Representative Committee, as may be reasonably necessary to effect the Closing.

(b) At the Closing, the Company will deliver to the Buyer:

(i) evidence showing that each Company Share Option that will not, by the terms of the applicable share purchase option agreement or other stock option agreement by which it is governed (each as amended to date), automatically cease to be exercisable following the Closing, has been terminated;

(ii) (A) a certified copy of the charter documents of each of the Company and its Subsidiary certified by the appropriate authority as of a recent date, (B) a copy of the by-laws or articles of association of the Company and its Subsidiary (as the case may be) as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company or the Subsidiary, as applicable, (C) a Registrar’s certificate or certificate of good standing with respect to the Company and a copy of the most-updated approval certificate and business license of its Subsidiary, issued by the appropriate government officials of their respective jurisdictions of incorporation and, in respect of the Company, of each jurisdiction in which the Company carries on its business as listed in Schedule 3.1 hereto, and (D) the original minute books and share registers, or copies thereof, of the Company and its Subsidiary (the foregoing collectively referred to as “Corporate Records”); and

(iii) such other instruments and documents, in form and substance reasonably acceptable to the Buyer and the Company, as may be reasonably necessary to effect the Closing.

(c) At the Closing, the Buyer or Parent will deliver to:

(i) the Shareholder Representative Committee, in accordance with Section 1.2(b), the Closing Payment;

(ii) the recipients set forth on Schedule 6.1 attached hereto, in accordance with Section 1.2(b), the Transaction Expenses Amount;

(iii) the Escrow Agent, in accordance with Section 1.2(c), the Escrow Deposit;

(iv) the Shareholder Representative Committee, the Escrow Agreement duly executed by Parent;

(v) the Secretary of Parent (to be held pursuant to Section 7.1(a)), the stock certificates representing the Escrow Closing Shares,

(vi) the Shareholder Representative Committee, copies of the stock certificates representing the Remaining Closing Shares,

(vii) the Shareholder Representative Committee, the Offer Letter duly executed by the Buyer or Parent; and

(viii) such other instruments and documents, in form and substance reasonably acceptable to the Shareholder Representative Committee and the Buyer, as may be reasonably necessary to effect the Closing.

Section 2.3 Treatment of Options and Warrants.

(a) Schedule 2.3(a) hereto identifies each currently outstanding share purchase option agreement or other stock option agreement evidencing the grant of an option to purchase Class B common shares of the Company (each a “Company Share Option”), including the name of the Person to whom such Company Share Option was granted, the number of common shares underlying such Company Share Option, and the applicable exercise price per share. The Company shall prior to the Closing cause or have caused each Company Share Option (whether or not vested) that was outstanding immediately prior to the Closing and that will not, by the terms of the applicable share purchase option agreement or other stock option agreement by which it is governed, automatically cease to be exercisable following the Closing, to be cancelled and to cease to exist following the Closing. If by December 31, 2013 an Option Holder executes and delivers to Parent (w) a Stock Power in the form of Exhibit E attached hereto duly executed by such Option Holder and (x) an Option Waiver and Release, Parent shall issue a stock certificate in such holder’s name for the number of Contingent Shares to be issued to such holder as set forth in the Stock Certificate Request to be delivered to and held by the secretary of the Parent in accordance with Section 1.2(b), shall pay such holder a cash payment in lieu of any fractional shares of the Contingent Shares otherwise issuable to such holder and shall pay such holder the payment of the Performance Bonus, if any, allocable to such holder when due hereunder.

(b) Except as provided herein or as otherwise agreed by Buyer and the Company, all plans, programs, arrangements and policies providing for the issuance or grant of any interest in respect of the share capital of Company shall terminate as of the Closing Date.

(c) Prior to the Closing Date, the board of directors of the Company shall adopt such resolutions or take such actions as are necessary to carry out the terms of this Section 2.3.

(d) On the Closing Date, each of the options to purchase the Company’s common shares or preferred shares, if any, that was outstanding and unexercised prior to the date of this Agreement shall either (i) have been canceled and shall cease to exist or (ii) by its terms, have ceased to be exercisable at any time after Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company, severally and not jointly with any of the Selling Shareholders, hereby represents and warrants, except as set forth on the Schedules attached hereto, as follows to the Buyer and Parent:

Section 3.1 Organization of the Company; Authority; Due Execution. (a) The Company is a company duly incorporated, validly existing and in good standing under the laws of Barbados, is duly licensed as an international business company under the International

Business Companies Act, Cap.77 of the laws of Barbados and has all requisite corporate or similar power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification in order to avoid a Material Adverse Effect. The Company has provided the Buyer a complete and correct copy of its certificate and articles of incorporation and amendment and by-laws, each as amended to date. Such certificates and articles of incorporation and amendment and by-laws so delivered are in full force and effect. Schedule 3.1 hereto contains a correct and complete list of each jurisdiction where the Company is qualified or licensed to do business. The Company has provided the Buyer complete and accurate copies of the minutes of all meetings of the board of directors and the shareholders of the Company and all resolutions in writing of the board of directors and the shareholders of the Company in lieu of meetings, and all minutes of meetings or resolutions in writing in lieu of meetings of the committees of directors, if any. The minute books and other similar records of the Company contain accurate summaries of all actions taken at all meetings of the shareholders of the Company, the board of directors of the Company and the committees thereof, and include all resolutions in writing executed in lieu of the holding of any such meetings.

(b) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly adopted and approved by the board of directors and shareholders of the Company (including in accordance with any shareholder agreement) and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid, binding and enforceable obligation of the Company, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Section 3.2 Organization of Subsidiary; Authority. The Company is the sole registered holder and the sole legal and beneficial owner of all equity interests and any other interests in the company organized under the laws of the PRC that has the Anglicized name of EasyCargo (Shanghai) Co., Ltd. (the “Subsidiary”), free and clear of all Encumbrances. Except for the Subsidiary, the Company does not own, directly or indirectly, or have the power to vote the shares of any capital share, equity interests or other ownership interests of any Person. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification in order to avoid a Material

Adverse Effect. The Subsidiary does not own, directly or indirectly, or have the power to vote the shares of any capital share or other ownership interests of any Person. The Company has provided the Buyer a complete and correct copy of each of the most updated approval certificate issued by MOFCOM, most updated business license issued by SAIC and most updated articles of association of the Subsidiary, and all such documents delivered are in full force and effect. The Company has provided the Buyer complete and accurate copies of the minutes of all meetings, if any, of the shareholders of the Subsidiary, the board of directors of the Subsidiary and the committees thereof, if any. The minute books and other similar records of the Subsidiary contain accurate summaries of all actions taken at any meetings, if any, of the shareholders of the Subsidiary, the board of directors of the Subsidiary and the committees thereto, and include all written consents executed in lieu of the holding of any such meeting, if any.

Section 3.3 Governmental Filings; No Violation. (a) Except as set forth on Schedule 3.3(a) hereto, no notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or its Subsidiary from any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any Tax, regulatory or governmental or quasi-governmental authority (a “Governmental Entity”), as a result of, in connection with, or as a condition to the execution and delivery of this Agreement by the Selling Shareholders or the Company and the consummation by the Selling Shareholders or the Company of the transactions contemplated hereby.

(b) Except as set forth on Schedule 3.3(b) hereto, the execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default (with or without notice, lapse of time or both) under, the Company’s or its Subsidiary’s certificate of incorporation or by-laws or other governing documents, (B) (with or without notice, lapse of time or both) a breach or violation of, or a default under, the acceleration of any obligations under, or the creation of an Encumbrance on any assets of the Company or its Subsidiary pursuant to any Contract that is binding upon the Company or its Subsidiary or any Law or governmental or non-governmental permit or license to which the Company or its Subsidiary is subject or (C) triggering any change-in-control provisions adversely affecting the rights or obligations of the Company or the Subsidiary under any of the Company’s or its Subsidiary’s Contracts.

Section 3.4 Financial Statements; Undisclosed Liabilities; Dividends and Distributions. (a) Attached as Schedule 3.4(a) hereto are the following financial disclosures of the Company and financial statements of the Subsidiary (the “Financial Statements”): (i) the audited balance sheet and the related audited profit and loss statements and cash flows for the Subsidiary for the fiscal years ended December 31, 2010, 2011 and 2012, together with all related footnotes and schedules thereto and the related auditor’s report (the “Subsidiary Audited Financial Statements”), (ii) the unaudited interim balance sheet for the Subsidiary as of June 30, 2013 (the “Subsidiary Reference Balance Sheet,” the date of such balance sheet the “Reference Balance Sheet Date”) and the related unaudited profit and loss statements and cash flows for the six months ended on the Reference Balance Sheet Date (the “Subsidiary Unaudited Financial Statements”), and (iii) a description of the cash on hand and sum of all outstanding liabilities for the Company as of June 30, 2013. The Subsidiary Audited Financial Statements have been prepared in accordance with PRC prevailing accounting practices (not PRC generally accepted accounting principles) applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Subsidiary as of the dates thereof and for the periods referred to therein and are materially consistent with the books and records of the Company and its Subsidiary. The Subsidiary Unaudited Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Subsidiary as of the dates thereof and for the periods referred to therein and are materially consistent with the books and records of the Subsidiary; provided, however, that the Subsidiary Unaudited Financial Statements are subject to normal recurring year-end adjustments and do not include footnotes. The Company has made available for inspection by the Buyer copies of all books of account relating to the Company and the Subsidiary, and such books of account have been maintained in accordance with good business and bookkeeping practices. The Company will have sufficient cash immediately following the Closing to pay all liabilities, if any, immediately following the Closing.

(b) Except as set forth in Schedule 3.4(b) hereto, the Company and its Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Neither the Company, its Subsidiary nor, to the Company’s knowledge, any director, supervisor, officer, employee, auditor, accountant or representative of the Company or its Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether made in writing or made orally to any director, executive officer, or inside or outside legal counsel to the Company or its Subsidiary regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiary or their internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or its Subsidiary has engaged in questionable accounting or auditing practices and any written notification of a (x) “reportable condition” or (y) “material weakness” in the Company’s or its Subsidiary’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof. No attorney representing the Company or its Subsidiary, whether or not employed by the Company or its Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, its Subsidiary or any of their respective officers, directors, employees or agents to the Company’s or its

Subsidiary’s board of directors or any committee thereof or to any director or officer of the Company or its Subsidiary. There have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Company’s or its Subsidiary’s board of directors or any committee thereof.

(d) The Company and its Subsidiary are not a party to, and do not have any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract or arrangement (including any (i) contract or arrangement relating to any transaction or relationship between or among the Company or its Subsidiary, on the one hand, and any Affiliate of the Company or its Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, and (ii) “off-balance sheet arrangements” (as that term is defined in Item 303(a) of Regulation S-K under the Exchange Act)).

(e) Neither the Company nor its Subsidiary has any liability or obligations of any nature (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due or otherwise), except for (a) liabilities and obligations reflected or reserved against on the Reference Balance Sheets or on Schedule 3.4(e) hereto, and (b) liabilities and obligations which have arisen since the Reference Balance Sheet Dates in the Ordinary Course of Business and do not exceed in the aggregate $10,000.

Section 3.5 Capitalization. (a) As of the date hereof, the authorized capital of the Company consists of (i) an unlimited number of Class A common shares without nominal or par value, of which 100 Class A common shares are issued and outstanding and (ii) an unlimited number of Class B common shares without nominal or par value, of which 379,466 Class B common shares are issued and outstanding and (iii) an unlimited number of preferred shares without nominal or par value, of which 4,150,000 preferred shares are issued and outstanding. All issued and outstanding shares of the Company are validly issued, fully paid and nonassessable. As of the date hereof, the equity interests of the Subsidiary are set forth on Schedule 3.5(a) hereto of which all of the equity interests of the Subsidiary are validly issued, fully paid and nonassessable. The Selling Shareholders own all of the Shares (which constitute all of the issued and outstanding shares of the Company), and the Company owns all of the equity interests of the Subsidiary. The Company and its Subsidiary do not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or its Subsidiary. All of the shares of the Company and all of the equity interests of its Subsidiary have been issued in compliance with all applicable Laws.

(b) Except as set forth in Schedule 3.5(b) hereto, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire from the Company any shares or equity interests of the Company or its Subsidiary is authorized or outstanding, (ii) neither the Company nor its Subsidiary has an obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any of its shares or equity interest any evidences of indebtedness or assets of the Company or its Subsidiary, (iii) neither the Company nor its Subsidiary has an obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its shares or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized share or equity interest appreciation, phantom share or similar rights with respect to the Company or its Subsidiary.

(c) Except as set forth in Schedule 3.5(c) hereto, there is no agreement, written or oral, between the Company or its Subsidiary and any holder of their shares or securities, or, to the Company’s knowledge, among any holders of its shares, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the shares of the Company or the equity interest of its Subsidiary.

Section 3.6 Litigation. Except as set forth in Schedule 3.6 hereto, there is no material civil, criminal or administrative suit, action, proceeding or, arbitration pending or, to the Company’s knowledge, threatened (including any investigation, review or inquiry) against or affecting the Company or its Subsidiary or any of their properties or rights, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting the Company or its Subsidiary or any of their properties or rights (the foregoing collectively referred to as “Proceedings”). None of the Proceedings is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect or to prevent, impair or materially delay the ability of the Company or its Subsidiary to consummate the transactions contemplated by this Agreement. Except as set out in Schedule 3.6 hereto, in the past three years, neither the Company nor the Subsidiary has been subject to any Proceeding nor has the Company or the Subsidiary entered into any settlement agreement prior to being sued or prosecuted.

Section 3.7 Personal Property. The Company and its Subsidiary have good and valid title to, or hold by valid and existing lease or license, all of the tangible personal property (“Personal Property”) reflected on the Reference Balance Sheets or acquired by the Company or its Subsidiary after the Reference Balance Sheet Date, except with respect to assets disposed of in the Ordinary Course of Business since such date, free and clear of any Encumbrances except for Permitted Encumbrances. The Personal Property owned or leased by the Company or its Subsidiary is sufficient for the conduct of its business as presently conducted and is listed on Schedule 3.7. Each item constituting Personal Property is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

Section 3.8 Real Property. Neither the Company nor its Subsidiary now owns or, at any time, has owned any real property. Schedule 3.8 hereto sets forth a complete and correct list of all real property leased, subleased, licensed, operated or occupied by the Company or its Subsidiary (collectively the “Company Leases”) and the location of the premises. The premises subject to the Company Leases are hereinafter referred to as “Company Leased

Property.” Neither the Company, its Subsidiary, nor, to the Company’s knowledge, any other party is in material default under any of the Company Leases, nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause a material default, nor has any waiver, indulgence or postponement of any of the Company’s or its Subsidiary’s obligations, as lessees, been granted by any owner of the Company Leased Property. No Company Leased Property is occupied by a third party other than the Company or its Subsidiary, and, to the Company’s knowledge, no third party has a right to occupy such property other than the Company or its Subsidiary. The Company has provided to the Buyer complete and correct copies of all the Company Leases, including all amendments thereto; and no term or condition of any of the Company Leases has been modified, amended or waived except as shown in such copies. There are no transfers, mortgages or assignments by the Company or its Subsidiary in effect with respect to any of their interests in the Company Leases; and there are no other agreements or arrangements which materially affect the Company’s or its Subsidiary’s use or occupancy of any of the Company Leased Property. To the Company’s knowledge, there is no pending or threatened condemnation or similar proceeding affecting any Company Leased Property or any portion thereof, each Company Leased Property is supplied with utilities and other services sufficient to operate the business of the Company or its Subsidiary, as applicable, as presently conducted and neither the operations of the Company or its Subsidiary on the Company Leased Property violate in any material manner any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations. The Company Leased Property is in good operating condition and repair and is suitable for the conduct of business as presently conducted therein.

Section 3.9 Title to Assets; Condition of Assets. (a) The Company and its Subsidiary own, and have good and valid title to, all assets purported to be owned by them, including: (i) all assets reflected on the Reference Balance Sheets (except for assets sold or otherwise disposed of in the Ordinary Course of Business since the Reference Balance Sheet Date); and (ii) all other assets reflected in the books and records of the Company and its Subsidiary as being owned by the Company or its Subsidiary. Except as set forth on Schedule 3.9 hereto, all of said assets are owned by the Company and its Subsidiary free and clear of any Encumbrances, except for Permitted Encumbrances.

(b) All items of equipment and other tangible assets owned by or leased to the Company and its Subsidiary are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and except as set forth in Schedule 3.9 hereto are adequate for the conduct of the business of the Company and its Subsidiary in the manner in which such business is currently being conducted and presently proposed to be conducted.

Section 3.10 Tax Matters. (a) All material Tax Returns required to have been filed in respect of the Company and its Subsidiary have been duly and timely filed. All such Tax Returns are true, correct and complete in all material respects. Except as provided on Schedule 3.10 hereto, all material Taxes of the Company and its Subsidiary, whether or not shown as due on such Tax Returns, required to have been paid have been fully paid when due. There is no current dispute regarding any Tax between the Company and/or its Subsidiary and any Governmental Entity, and no such dispute is pending or, to the Company’s knowledge or its Subsidiary, threatened or anticipated. There is no proposed liability for a deficiency in any Tax to be imposed upon the properties or assets of the Company or its Subsidiary. The Company and its Subsidiary are not and will not be subject to any Taxes imposed by any Governmental Entity of the PRC for entering into this Agreement, performing its obligations hereunder and consummating the transactions contemplated hereby. The Company has established on its financial statements (including without limitation the Financial Statements) in accordance with GAAP adequate reserves for Taxes accrued but not yet due or has determined in accordance with GAAP that such reserves are not necessary.

(b) Except as set forth in Schedule 3.10 hereto, there are no audits, actions or proceedings currently pending or, to the Company’s knowledge, threatened (including investigations) against the Company or its Subsidiary by any Governmental Entity for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against the Company or its Subsidiary, and there are no matters under discussion, audit or appeal between the Company or its Subsidiary with any Governmental Entity with respect to the assessment or collection of Taxes. Any unpaid Taxes that have been claimed or imposed as a result of any examination of any Tax Return of the Company or its Subsidiary by any Governmental Entity are being contested in good faith and are fully described in Schedule 3.10 hereto. There are no Tax liens on any of the assets of the Company or its Subsidiary other than Permitted Encumbrances. Neither the Company nor its Subsidiary has agreed to make any material adjustment under Code Section 481(a) (or analogous provision of Law) by reason of a change in accounting method or otherwise. No power of attorney is in effect with respect to the Company or its Subsidiary with respect to any matter relating to Taxes. Neither the Company nor its Subsidiary has participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1). During the last three years, neither the Company nor its Subsidiary has been a party to any transaction to which Code Section 355 applied. Neither the Company nor its Subsidiary has received any claim from any Governmental Entity in a jurisdiction in which neither the Company nor its Subsidiary file Tax Returns that either of them may be subject to taxation by that jurisdiction. No adjustment relating to the timing of income, deductions, losses or credits of either the Company or its Subsidiary has been made in writing by any Governmental Entity in any completed audit or examination which, by application of the result of such adjustment, could reasonably be expected to result in a material Tax liability for any subsequent period. Neither the Company or its Subsidiary is subject to any action or proceeding of a Governmental Entity imposing on the Company or its Subsidiary any obligations or liabilities with respect to another Person’s Taxes.

(c) Set forth in Schedule 3.10 hereto is a list of the most recent examinations and audits by Governmental Entities for each Tax for which the Company or its Subsidiary has been audited during the last five years. The Company has provided to the Buyer true and complete copies of the final reports and notices of assessment of the relevant Governmental Entity for each such examination or audit showing the adjustments proposed and the basis asserted therefor.

(d) Except as set forth in Schedule 3.10 hereto, the Company and its Subsidiary have withheld or deducted all Taxes or other amounts from payments to employees or other persons required to be so withheld or deducted, and has timely paid over such Taxes or other amounts to the appropriate Governmental Entity to the extent due and payable.

(e) Except as set forth in Schedule 3.10 hereto, the Company and its Subsidiary have not entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which it is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which it is or may be liable; (iii) it is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Government Entity may assess or collect Taxes for which it is or may be liable. Except as set forth in Schedule 3.10 hereto, the Company and its Subsidiary have not entered into any agreement with, or provided any undertaking to, any Person, and no circumstances exist by reason of which the Company or its Subsidiary has assumed liability for the payment of Taxes owing by another Person, or has or may be liable for Taxes of another Person (other than the Company or the Subsidiary), except for ordinary commercial agreements not pertaining primarily to Taxes.

(f) “Tax” or “Taxes” means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, goods and services, use, ad valorem, franchise, profits, stamp, license, withholding, employment, payroll, premium, value added, property or windfall profits taxes, surtaxes, environmental transfer taxes, social security taxes, national health contributions, pension and employment insurance contributions, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity.

(g) “Tax Return” means any return, declaration, report, election, statement or information return and including any amendment, schedule, attachment, part, supplement, appendix and exhibit thereto, made, prepared, filed or required to be filed with any Governmental Entity with respect to Taxes.

Section 3.11 Employees. The Company has provided to Buyer a list that sets forth the name, current annual compensation rate (including bonus and commissions), title and current base salary rate of each present employee of the Company or its Subsidiary. All employees and independent contractors of the Company or its Subsidiary are employed in PRC. Schedule 3.11 hereto lists all such employees, as well as consultants, agents and independent contractors, covered by an employment, non-competition, consulting or severance agreement with the Company or its Subsidiary, and the Company has provided (or made available) to the Buyer current and complete copies of each such agreement, as well as copies of any confidentiality or other agreement covering proprietary processes, formulae or information applicable to any such Person. (a) Neither the Company nor its Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or its Subsidiary subject to an application or election regarding the acquiring of bargaining rights by any labor union or labor organization, nor is the Company nor its Subsidiary the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Company’s knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving the Company or its Subsidiary, (b) the Company and its Subsidiary are in compliance in all material respects with all applicable Laws of PRC respecting employment and employment practices, terms and conditions of employment, workers’ compensation, wages, hours of work, statutory social insurance and housing contributions or other amounts required by the Laws of PRC and occupational safety and health, (c) there is no action, suit or legal, administrative, arbitration, grievance or other proceeding pending or, to the Company’s knowledge, threatened, or, to the Company’s knowledge, any investigation pending or threatened against the Company or its Subsidiary relating to its employment practices or any of the applicable Laws described in this Section 3.11.

Section 3.12 Employee Benefits. (a) Each Employee Compensation and Benefit Plan of the Company or its Subsidiary, defined as:

(i) any bonus, vacation entitlement, commission, fee, share option plan, share purchase plan, incentive compensation plan, deferred compensation plan, retention plan or agreement, profit-sharing plan and other similar benefit plan or arrangement for any current or former employee, director, officer, consultant or agent, whether written or unwritten;

(ii) any retirement, supplementary retirement, unemployment compensation plan, employment or services agreement, severance benefit plan, program, policy agreements or other severance arrangements, bonus or benefit arrangement for any current or former employee, director, officer, consultant or agent, whether written or unwritten; and

(iii) other than any social insurance required by PRC law, any insurance, health, welfare, disability, travel, hospitalization, medical, dental, legal, counseling, eye care and other similar benefit, plan or arrangement or any fringe benefit arrangement for any current or former employee, director, officer, consultant or agent, whether written or unwritten (hereafter, an “Employee Compensation and Benefit Plan” or, collectively, the “Employee Compensation and Benefit Plans”) is listed on Schedule 3.12(a) hereto. Any “change of control” or similar provisions therein which will be affected by the transactions contemplated hereby are specifically identified in such Schedule.

(b) All of the Employee Compensation and Benefit Plans are in compliance in all material respects with all applicable Foreign Laws. There are no pending or, to the Company’s knowledge, threatened claims or litigation relating to the Employee Compensation and Benefit Plans. None of the Employee Compensation and Benefit Plans are subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and neither the Company or its Subsidiary has any liability contingent or otherwise under Title IV of ERISA.

(c) Except as provided in Section 2.3 or as set forth on Schedule 3.12(c) hereto, neither the execution of this Agreement by the Selling Shareholders and the Company nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or the Subsidiary to severance pay, (x) accelerate the time of payment or vesting or trigger any payment of compensation or benefits or forgiveness of indebtedness under, increase the amount payable or trigger any other obligation pursuant to, any of the Employee Compensation and Benefit Plans, (y) obligate the Buyer or Parent to continue any of the Employee Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Employee Compensation and Benefit Plans.

Section 3.13 Intellectual Property Rights. (a)Schedule 3.13(a) hereto sets forth, for the Owned Intellectual Property, a correct and complete list of all Patents, Trademarks, domain name registrations, and Copyrights issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar (“Registered Owned Intellectual Property”) indicating for each, the applicable jurisdiction, registration number (or application number) and the date issued (or date filed), and all Software Code included in the Owned Intellectual Property.

(b) All Registered Owned Intellectual Property is currently in compliance in all material respects with all applicable legal requirements. All of the registered Trademarks included in the Registered Owned Intellectual Property are valid and, to the Company’s knowledge, enforceable. No Trademark included in the Registered Owned Intellectual Property is currently involved in any opposition or cancellation proceeding and, to the Company’s knowledge, no such action has been threatened with respect to any of such Trademarks. No Patent included in the Registered Owned Intellectual Property is currently involved in any interference, reissue, re-examination or opposition proceeding and, to the Company’s knowledge, no such action has been threatened with respect to any such Patent. Other than as set forth in Schedule 3.13(b), there is no Registered Owned Intellectual Property that is subject to any maintenance fees or actions falling due within 120 days after the Closing Date.

(c) Schedule 3.13(c)(i) hereto sets forth a correct and complete list of any and all Contracts or other arrangements (excluding license agreements for off-the-shelf software applications programs that (i) have an acquisition price of less than $2,000 per each workstation or server or a one-time or annual license fee of less than $25,000 and (ii) are not incorporated into, embedded into, or distributed with any Company Products (the “Excluded Licenses”)) pursuant to which the Company or its Subsidiary have been granted or otherwise receives any right to use or distribute any Software including the Third Party Embedded Software, as defined below (the “Third Party Software Licenses”), indicating for each such Third Party Software License, the parties, the effective date or date executed. Schedule 3.13(c)(ii) hereto sets forth a correct and complete list of all third party Software that is incorporated into, embedded into, or distributed as part of any Company Products (the “Third Party Embedded Software”). Schedule 3.13(c)(iii) hereto sets forth all third party Software Code necessary to build, install or embed such third party Software Code, indicating for each whether such Software Code has been modified by the Company. Schedule 3.13(c)(iv) hereto sets forth a correct and complete list of third party libraries that are called by the Company Products.

(d) Except for the Third Party Software Licenses and the Excluded Licenses, Schedule 3.13(d) hereto sets forth a correct and complete list of any and all material Contracts or other arrangements pursuant to which the Company or its Subsidiary have been granted or otherwise receive any right to use, exercise or practice any right under any Intellectual Property indicating for each such Contract and arrangement, the parties, the effective date or date executed (if no effective date is indicated) (the “Third Party IP Licenses” and, together with the Third Party Software Licenses, the “Third Party Licenses”). The Company or its Subsidiary, as applicable, are in material compliance with the terms and conditions of all Third Party Licenses.

(e) Other than the Intellectual Property covered by the Excluded Licenses, the Owned Intellectual Property and the Intellectual Property covered by the Third Party Licenses constitute all of the material Intellectual Property used in or necessary for the business of the Company or its Subsidiary as currently conducted. The Company and/or its Subsidiary solely and exclusively owns, free and clear of all Encumbrances, other than Permitted Encumbrances and non-exclusive licenses granted in the Ordinary Course of Business, all Owned Intellectual Property, and has valid, enforceable and transferable (without restriction or limitation) rights to use all of the Intellectual Property covered by the Third Party Licenses in the business of the Company or its Subsidiary as currently conducted and to distribute all of the Software, in each case as necessary in order to avoid a Material Adverse Effect. Other than as set forth on Schedule 3.13(e)(i), the Company and its Subsidiary have taken all commercially reasonable steps necessary to protect the Owned Intellectual Property, and all commercially reasonable steps to enforce the Company’s rights in the Owned Intellectual Property. To the Company’s knowledge, no Person has challenged the ownership, use, validity or enforceability of any of the Owned Intellectual Property and other than as set forth on Schedule 3.13(e)(ii), to the Company’s knowledge, there is no information that is reasonably likely to give rise to any dispute, cause of action, claim or challenge concerning the Company’s and its Subsidiary’s sole and exclusive ownership of the Owned Intellectual Property.

(f) The Owned Intellectual Property does not, the Company’s use or commercial exploitation of the Owned Intellectual Property does not and the conduct of the business of the Company and its Subsidiary as currently conducted does not infringe upon, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property rights of any Person. To the Company’s knowledge, other than as set forth on Schedule 3.13(f) hereto, (i) neither the Company nor its Subsidiary have been notified by any third party of any allegation that either the Owned Intellectual Property or the conduct of the Company’s business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any Person, (ii) no Person has notified the Company or its Subsidiary that the Company or its Subsidiary requires a license to any of such Person’s Intellectual Property rights, and (iii) neither the Company nor its Subsidiary has received a written offer to license any Intellectual Property of a Person in the absence of an accompanying product or service of such Person. No Owned Intellectual Property is subject to any outstanding Order, stipulation, or agreement restricting the use thereof by the Company or the Subsidiary or restricting the licensing thereof by the

Company or the Subsidiary to any Person. Other than contracts with its customers in the ordinary course, neither the Company nor its Subsidiary have entered into any agreement to indemnify any other person against a charge of infringement of Intellectual Property.

(g) Except as set forth on Schedule 3.13(g)(i) hereto, to the Company’s knowledge, no Person is misappropriating, infringing, diluting, or violating any Owned Intellectual Property and, except as set forth in Schedule 3.13(g)(ii) hereto, no such claims have been brought or threatened in writing against any Person by or on behalf of the Company or its Subsidiary.

(h) Schedule 3.13(h)(i) hereto sets forth a complete and accurate list of all Company Products. Except as set forth on Schedule 3.13(h)(ii), each of the Owned Intellectual Property included in the Company Products was either developed by (i) employees of the Company or its Subsidiary within the scope of their employment or who have irrevocably assigned all of their rights to the Company or its Subsidiary pursuant to enforceable written agreements, (ii) independent contractors who have irrevocably assigned all of their rights to the Company or its Subsidiary pursuant to enforceable agreements or (iii) a third party and rights to which were granted by or acquired from such third party or a subsequent assignee.

(i) The Company and its Subsidiary have taken, and the Selling Shareholders have caused the Company to take, all commercially reasonable steps to protect the rights of the Company and its Subsidiary, respectively, in confidential information and trade secrets used in connection with the conduct of the business of the Company and its Subsidiary. Without limiting the foregoing, except as set forth on Schedule 3.13(i), the Company and its Subsidiary have enforced a policy of requiring each employee of the Company or the Subsidiary (as applicable), and each consultant, contractor and potential business partner that, in each case, has access to confidential information of the Company or its Subsidiary, to execute a confidentiality agreement materially and substantially consistent with the Company’s and its Subsidiary’s standard forms thereof. To the Company’s knowledge, except under valid and binding confidentiality obligations, there has been no disclosure of any confidential information or trade secrets included in the Owned Intellectual Property used in connection with the conduct of the business of the Company and its Subsidiary.

(j) The Company and its Subsidiary have valid registrations for each of the domain names set forth in Schedule 3.13(a) hereto. The registration of each such domain name is in material compliance with all applicable domain name registration requirements. The Company and its Subsidiary have paid all fees and have adhered to and complied with in all material respects all administrative policies required to maintain each registration.

(k) To the Company’s knowledge, all Company Products are free from any material (i) defect or (ii) failures of the Company Products to operate in all material respects as described in the related documentation.

(l) Except as set forth in Schedule 3.13(l) hereto, none of the Company Products, excluding Third Party Embedded Software, incorporate, embed or are distributed with, dynamically linked with, or combined during installation with, any Software that is subject to the provision of any open source or other type of license agreement or distribution model that: (i) requires the distribution or making available of the source code for the Company Products, (ii) prohibits or limits the Company or its Subsidiary from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Product, (iii) except as specifically permitted by law, grants any right to any Person (other than the Company or its Subsidiary) or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any Company Product, or (iv) requires the licensing of any Company Product for the purpose of making derivative works (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). By way of clarification but not limitation, the term Limited Licenses shall include: (A) all versions of GNU’s General Public License (GPL), Affero GPL (AGPL), or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), and (F) the Sun Industry Standards License (SISL).

(m) No government funding, or facilities of a university, college, other educational institution or research center, was used in the creation or development of the Owned Intellectual Property. Except as set forth in Schedule 3.13(m) hereto, to the Company’s knowledge, no current or former employee, consultant or independent contractor, who contributed to the creation or development of any Owned Intellectual Property was under an obligation to assign rights in such Intellectual Property to any Government Entity, university, college, or other post-secondary educational institution, or a research center, during a period of time in which such employee, consultant or independent contractor, as the case may be, was involved in the development of such Owned Intellectual Property. Neither the Company nor its Subsidiary or any of their respective Affiliates are party to any contract, license or agreement with any Governmental Entity that grants to such Governmental Entity any right or license with respect to the Owned Intellectual Property, other than as granted in the Ordinary Course of Business pursuant to a non-exclusive license to any Company Product.

(n) Schedule 3.13(n) hereto contains a complete and accurate list of all industry standards bodies or similar organizations that the Company or its Subsidiary has participated or is now participating in such manner as to require the Company to license technology to third parties at a predetermined or so-called “reasonable” royalty rate or for no payment relating to standards set by such standards bodies or similar organization, and all agreements with any such industry standards bodies or similar organizations.

(o) Except as set forth in Schedule 3.13(o) hereto, none of the Company Products has been distributed directly or indirectly by the Company or its Subsidiary in any material respect to any Person free of charge for purposes other than demonstration, evaluation, development, partnering pursuant to a partnership agreement or testing.

(p) The Copyrights which are used in any way in connection with the conduct of the business of the Company and its Subsidiary relate to works of authorship (i) created by (A) employees of the Company or its Subsidiary within the scope of their employment or who have irrevocably assigned all of their rights (without limitation or reservation) in such works of authorship to the Company or its Subsidiary pursuant to enforceable written agreements, or (B) independent contractors who have irrevocably assigned all of their rights in such works of authorship (without limitation or reservation) to the Company or its Subsidiary pursuant to enforceable agreements, or (ii) for which the rights to use have been granted, licensed or acquired from the original author(s), subsequent assignees or licensees. The works covered by Copyrights developed by the Company or its Subsidiary are not copies of nor Derivative Works of any work for which the Company or its Subsidiary do not own the Copyrights or have not obtained a right to make copies or create Derivative Works, and to the Company’s knowledge, no other Person has any bona fide claim to authorship or ownership of any part thereof.

(q) Schedule 3.13(q) hereto contains a complete and accurate list of all agreements pursuant to which right, title and/or interest in or to Intellectual Property (in whole or in part) is to be assigned or transferred to the Company or the Subsidiary with contingency.

Section 3.14 Absence of Certain Changes. Except as set forth on Schedule 3.14 hereto or pursuant to the transactions contemplated by this Agreement, since the Reference Balance Sheet Date the Company and its Subsidiary have conducted their businesses only in, and have not engaged in any transaction other than according to, the Ordinary Course of Business, and there has not occurred (i) any Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or its Subsidiary, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) in respect of the Company’s or its Subsidiary’s shares (including the Shares) or repurchase, redemption or other reacquisition of any shares (including the Shares) or other securities of the Company or its Subsidiary, or agreed to do any of the foregoing; (iv) any sale, transfer or other disposition of any of its Personal Property or other assets except (a) assets which are obsolete, and (b) assets sold in the Ordinary Course of Business; (v) any change in the Company’s or Subsidiary’s GAAP, applied on a consistent basis throughout the periods covered thereby, practices or methods; (vi) any issue or sale of any shares, equity interest, bonds or other securities of any type whatsoever of the Company or its Subsidiary, as the case may be; (vii) any capital expenditures which are not set forth in the annual budget or aggregating more than $50,000; (viii) any increase in its indebtedness for borrowed money or any loan or advance made to any Person, or assumed, guaranteed or otherwise become liable with respect to the obligation of any Person other than in the Ordinary Course of Business; (ix) any cancellation of any debts or claims owed to it or amendment, termination or waiver of any rights of material value to the Company or its Subsidiary other than in the Ordinary Course of Business; (x) write down of the value of any Personal Property or other assets owned or used by the Company or its Subsidiary, including inventory and capital lease assets, except on account of depreciation and amortization in the Ordinary Course of Business; (xi) acquisition or sale, assignment, transfer, termination, disposition of or exclusive license from or to any Person, of any Intellectual Property other than in the Ordinary Course of Business; (xii) material write-off as uncollectible of any accounts receivable or any portion thereof; (xiii) any change in any material Tax election or material Tax accounting method, or any settlement or compromise of any material Tax liability or (xiv) any agreement or commitment to take any of the actions referred to in clauses (iii) through (xiv) above. Since the Reference Balance Sheet Date, except as set forth in Schedule 3.14 hereto or other than in the Ordinary Course of Business, there has not been any increase in the compensation payable or that could become payable by the Company or its Subsidiary to (x) any officers of the Company or its Subsidiary or (y) any Designated Employee of the Company or its Subsidiary, nor has there occurred any amendment of any of its Compensation and Benefit Plans.

Section 3.15 Accounts Receivable. The accounts receivable appearing on the Reference Balance Sheets represent valid, actual, bona fide obligations owing to the Company or its Subsidiary and, to the Company’s knowledge and except as disclosed in Schedule 3.15 hereto, are fully collectible without set-off or counterclaim by the Company or its Subsidiary, subject to the reserve for doubtful accounts appearing on the Reference Balance Sheets. The accounts receivable arising from the Reference Balance Sheet Date through the Closing Date represent valid obligations owing to the Company or its Subsidiary and, to the Company’s knowledge, will be fully collectible by the Company and its Subsidiary. Except as set forth in Schedule 3.15 hereto, any reserves provided for accounts receivable in the financial books and records of the Company and its Subsidiary have been or will be computed in accordance with GAAP applied on a consistent basis.

Section 3.16 Corporate Records; Bank Accounts. The Corporate Records are complete and accurate in all material respects and all corporate proceedings and actions reflected in the Corporate Records have been conducted or taken in compliance with all applicable Laws and with any shareholders agreement, the articles and by-laws (or their applicable equivalent) of the Company or its Subsidiary, as may be the case. The Company has provided the Buyer complete and accurate copies of the minutes of all meetings, if any, of the shareholders of the Company and the Subsidiary, the board of directors of the Company and the Subsidiary and the committees thereof. Schedule 3.16 hereto sets forth a list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and its Subsidiary including the name and address of each bank branch and the names of those persons authorized to sign thereon as of the date of this Agreement.

Section 3.17 Compliance With Laws. (a) Except as set forth in Schedule 3.17(a) hereto, the business of the Company or to the Company’s knowledge, of its Subsidiary has not, been, and is not being, conducted in violation in any material respect of any law, ordinance, regulation, treaty, judgment, order (whether temporary, preliminary or permanent), decree, arbitration award, license or permit of any Governmental Entity (collectively, “Laws”). No action, demand, requirement, investigation or review by any Governmental Entity with respect to the Company or its Subsidiary or affecting any of its properties or assets is pending or, to the Company’s knowledge, threatened, nor has any Governmental Entity indicated to the Company an intention to conduct the same. To the Company’s knowledge, no change is required in its processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any noncompliance with any such Laws that has not been cured as of the date hereof.

(b) The Company and its Subsidiary have in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and other assets and to carry on their business and operations as presently conducted. All such Permits are set forth on Schedule 3.17(b) hereto. There has occurred no default under, or violation of, any such Permit, and each such Permit is in full force and effect. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, will not result in a violation of or default under and will not cause the revocation or cancellation of any such Permit. The Company and its Subsidiary have not received any communication or otherwise have knowledge of any facts which have, or reasonably should have, led it to believe that any of the Permits are not currently in good standing. The Company and its Subsidiary have kept all required records and filed with Governmental Entities all required notices, audited financial statements, supplemental applications and annual or other reports required by applicable law or for the operation of the Company’s and its Subsidiary’s business.

(c) To the Company’s knowledge, none of the Selling Shareholders is a PRC citizen and there is no requirement under the Circular 75 for any of the Selling Shareholders to file or register with the SAFE with respect to his/her direct and/or indirect legal and/or beneficiary ownership of the shares and/or equity interests in the Company and/or the Subsidiary.

Section 3.18 Environmental Matters. (a) Except as disclosed in Schedule 3.18 hereto, to the Company’s knowledge: (i) the Company and its Subsidiary has complied with all applicable Environmental Laws; (ii) neither the Company nor its Subsidiary has released, stored or disposed of any Hazardous Substance; (iii) neither the Company nor its Subsidiary has received any written notice, demand, letter, claim or request for information alleging that it may be in violation of or liable under any Environmental Law; (iv) neither the Company nor its Subsidiary is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or an indemnitor of any third party indemnitee for any liability under any Environmental Law or relating to Hazardous Substances; (v) to the Company’s knowledge, there are no circumstances or conditions involving the Company or its Subsidiary that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its property pursuant to any Environmental Law; (vi) none of the properties the Company or its Subsidiary leases or otherwise occupies contain any underground storage tanks, asbestos-containing material, lead-based paint, or polychlorinated biphenyls in violation of any Environmental Law or that would reasonably be expected to result in liability under any Environmental Law; and (vii) neither the Company nor its Subsidiary has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substances in violation of any Environmental Law or that would reasonably be expected to result in any liability under any Environmental Law.

(b) As used herein, the term “Environmental Law” means any federal, state, local or foreign law, regulation, treaty, order, decree, permit, authorization, policy, opinion, common law or agency requirement applicable to the Company or its Subsidiary relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources or exposure to any harmful or hazardous material, (B) the handling, use, presence, disposal, release or threatened release of any chemical substance or waste water or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated in any concentration pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

Section 3.19 Contracts and Commitments. (a) Except as set forth on Schedule 3.19(a) hereto, neither the Company, its Subsidiary nor any of their properties or other assets is subject to any:

(i) covenant not to compete or other covenant (A) limiting or restricting the development, manufacture, marketing, distribution or sale of any of the products or services of the Company and its Subsidiary or any future line extension of such products or services into other forms or (B) limiting or restricting the ability of the Company or its Subsidiary to enter into any market or line of business or to compete with any other Person;

(ii) Contract that contains a “most-favored nation” or “most-favored-customer” clause;

(iii) Contract with any Affiliate of the Company or its Subsidiary or any director, officer, shareholder or employee of the Company or its Subsidiary;

(iv) Contract requiring expenditures or fees in excess of $50,000 in any twelve-month period;

(v) continuing Contract for the future purchase or price of raw materials, supplies or equipment which involves or would reasonably be expected to involve the payment by the Company or its Subsidiary of more than $75,000 in any twelve month period;

(vi) management, employment, consulting, severance, change in control or other similar type of Contract;

(vii) Third Party License or Contract under which the Company or its Subsidiary is licensee or licensor of any Intellectual Property of the Company or its Subsidiary and Company Products;

(viii) mortgage, pledge, security agreement, deed of trust, loan agreement, credit agreement, indenture, conditional sale or title retention agreement, equipment financing obligation or other instrument or agreement granting an Encumbrance upon any of the properties or assets of the Company or its Subsidiary;

(ix) collective bargaining agreement or other Contract with any labor union or association representing employees;

(x) Contract regarding the release, transportation or disposal of Hazardous Substances, or the clean-up, abatement or other action relating to Hazardous Substances or Environmental Laws;

(xi) Contract establishing or creating any partnership, joint venture, limited liability company, limited liability partnership or similar entity;

(xii) Contract to make any capital expenditures or capital additions or improvements with commitment in excess of $20,000 in any twelve-month period or in excess of $50,000 in the aggregate over the term of such Contract;

(xiii) Contract relating to the storage or warehousing of any inventory or products of the Company or its Subsidiary, or the charter or purchase of transportation or shipping services, in each case with a commitment in excess of $10,000;

(xiv) guarantees or other Contracts in respect of any indebtedness of any Person;

(xv) Contract providing for the indemnification by the Company or its Subsidiary of any current or former director, officer or employee of the Company or its Subsidiary (other than their respective governing documents);

(xvi) Contract containing exclusivity obligations or restrictions with respect to the operation of the business of the Subsidiary that are binding on the Company or the Subsidiary and would remain binding on the Company, the Subsidiary, Parent or the Buyer or any of their respective Affiliates after the Closing; or

(xvii) Settlement agreements providing for continuing obligations or restrictions binding on the Company or the Subsidiary that would be binding on the Company, the Subsidiary, Parent or the Buyer or any of their respective Affiliates after the Closing.

Contracts required to be disclosed on Schedule 3.19(a) hereto pursuant to this Section 3.19(a) are hereinafter referred to as “Material Contracts.”

(b) Each Material Contract that requires the consent or waiver of a third party prior to consummation of the transactions contemplated by this Agreement in order to avoid a breach or violation of, or default under, such Material Contract is identified and marked by an asterisk on Schedule 3.19(a) hereto. Each Material Contract is a valid and binding obligation of the Company or its Subsidiary, in full force and effect and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Except as disclosed in Schedule 3.19(b) hereto, neither the Company, its Subsidiary nor, to the Company’s knowledge, any other party to any Material Contract, is in violation of or in default under any Material Contract, nor, to the Company’s knowledge, has any event occurred or circumstance or condition exist, that (with or without notice, lapse of time or both) would reasonably be expected to (i) result in a violation of or default under any Material Contract, (ii) give any party the right to cancel or terminate or modify any Material Contract or (iii) give any party to any Material Contract the right to seek damages or other remedies. Except as set forth in Schedule 3.19(a) hereto, there have been no oral or written modifications, amendments or waivers with respect to of any of the terms of any of the Material Contracts.

Section 3.20 Insurance. (a)Schedule 3.20 hereto sets forth (i) the policies of insurance presently in force covering the Company and its Subsidiary including, without restricting the generality of the foregoing, those covering public and product liability, personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy, the name of the insurer, type of coverage, term of policy, limits of liability and annual premium; (ii) the Company’s and its Subsidiary’s premiums and losses by year, by type of coverage, for the past five years based on information received from the Company’s and its Subsidiary’s insurance carrier(s); (iii) all outstanding insurance claims by the Company and its Subsidiary for damage to or loss of property or income which have been referred to insurers or which the Company and its Subsidiary believe to be covered by commercial insurance; (iv) general comprehensive liability policies carried by the Company and its Subsidiary for the past five years, including excess liability policies; and (v) any agreements, arrangements or commitments by or relating to the Company and its Subsidiary under which the Company or its Subsidiary is required to carry insurance for the benefit of any other Person. The Company has heretofore delivered to the Buyer complete and correct copies of the policies and agreements set forth on Schedule 3.20 hereto.

(b) The insurance policies set forth on Schedule 3.20 hereto are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid, and no notice of cancellation or termination has been received by the Company or its Subsidiary with respect to any such policy. Such policies are sufficient for compliance with all requirements of applicable Law and all agreements relating to the Company and its Subsidiary; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of its business; will remain in full force and effect through the respective dates set forth on Schedule 3.20 hereto without the payment of additional premiums; and will not terminate or lapse by reason of the transactions contemplated by this Agreement. Neither the Company nor its Subsidiary has been refused any insurance, nor has any such coverage been limited, by any insurance carrier to which the Company or its Subsidiary has applied for any such insurance or with which the Company or its Subsidiary has carried insurance during the last five years.

Section 3.21 Affiliate Interests. (a) Except as set forth in Schedule 3.21(a) hereto, there are no transactions, agreements, arrangements, understandings, obligations, liabilities or claims (“Affiliate Arrangements”) between the Company or its Subsidiary and a Person (i) that is an Affiliate of the Company or its Subsidiary, (ii) with respect to which any Affiliate of the Company or its Subsidiary, or any member of the immediate family of any such Affiliate, owns more than ten percent (10%) of the voting equity of such Person or (iii) that is a director, officer, shareholder or employee of the Company or the Subsidiary or any member of their immediate family. All such Affiliate Arrangements were entered into in the Ordinary Course of Business and on commercially reasonable terms and conditions. Any accounts due and payable by the Company or its Subsidiary to any Affiliate thereof are recorded on the books and records of the Company or its Subsidiary, as the case may be, at their fair market value. Since the Reference Balance Sheet Date, there has been no repayment, forgiveness or other release of a debt owed by or to a Person not at arms-length with the Company or its Subsidiary.

(b) Except as set forth in Schedule 3.21(b) hereto, no shareholder, employee, officer or director of the Company or its Subsidiary has any material interest in any property, real or personal, tangible or intangible, including without limitation inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or its Subsidiary.

Section 3.22 Distributors, Suppliers and Customers. Since January 1, 2013, none of the ten (10) largest (i) suppliers to the Company or its Subsidiary (excluding, for the avoidance of doubt, employees of the Company or its Subsidiary) for the year ended December 31, 2012, or (ii) distributors or customers to the Company or its Subsidiary for the year ended December 31, 2012 has cancelled or otherwise terminated, or to the Company’s knowledge threatened to cancel or otherwise terminate, its relationship with the Company or the Subsidiary. Schedule 3.22 hereto identifies each of such suppliers, distributors and customers to whom the Company or its Subsidiary has ongoing obligations.

Section 3.23 Products Liability and Warranty Liability. Except as set forth in Schedule 3.23 hereto, the Company and its Subsidiary have not received any written complaints of any damages to any Person relating to the products, goods or services of the Company or its Subsidiary. The Company has previously delivered to the Buyer a correct and complete copy of each express warranty relating to any product of the Company or its Subsidiary.

Section 3.24 Disclosure. There is no fact known to the Company or its Subsidiary which has had or would reasonably be expected to have a Material Adverse Effect which has not been set forth in this Agreement, including the Schedules hereto and the Financial Statements. The Company and its Subsidiary have furnished or caused to be furnished to the Buyer complete and correct copies of all Contracts or other documents referred to in the Schedules hereto or underlying a disclosure of the Company or its Subsidiary set forth in the Schedules hereto.

Section 3.25 No Other Agreements to Purchase. Except for the Buyer’s right under this Agreement or as otherwise set forth on Schedule 3.5(b)hereto, no Person has any written or oral agreement, option, understanding or commitment or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for:

(a) the purchase or acquisition, to the Company’s knowledge, from any of the Selling Shareholders of any of the Shares or any equity interests in the Subsidiary or any other interests in the Company or its Subsidiary; or

(b) the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of the Company or any equity interests in the Subsidiary.

Section 3.26 Brokers and Finders. Except as set forth on Schedule 3.26, neither the Company’s nor the Subsidiary’s officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

Each Selling Shareholder, severally and not jointly, each as to itself hereby further represents and warrants to the Buyer and Parent that:

Section 4.1 Selling Shareholders; Authority; Due Execution.

(a) The Selling Shareholder has the legal right and capacity to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Selling Shareholder and constitutes the valid, binding and enforceable obligation of such Selling Shareholder, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Section 4.2 Governmental Filings; No Violation. (a) Except as may be required to be made by such Selling Shareholder under applicable state securities or blue sky laws and as set forth on Schedule 4.2(a) hereto, no notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Selling Shareholder from any Governmental Entity in connection with the execution and delivery of this Agreement by such Selling Shareholder and the consummation by such Selling Shareholder of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by such Selling Shareholder does not, and the consummation of the transactions contemplated hereby by such Selling Shareholder will not, constitute or result in a breach or violation of any Law or governmental or non-governmental permit or license to which such Selling Shareholder is subject.

Section 4.3 Litigation. Except as set forth on Schedule 4.3 hereto, there is no civil, criminal or administrative suit, action, proceeding, investigation, review or inquiry pending or, to such Selling Shareholder’s knowledge, threatened against or affecting such Selling Shareholder or any of its properties or rights, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting such Selling Shareholder or any of its properties or rights which is reasonably likely, either individually or in the aggregate, to delay the ability of such Selling Shareholder to consummate the transactions contemplated by this Agreement.

Section 4.4 Compliance with Law; Brokers. Such Selling Shareholder is not in violation of any Law with respect to ownership of its Shares or its ability to consummate the transactions contemplated by this Agreement. Except as set forth on Schedule 4.4, such Selling Shareholder has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 4.5 Ownership of Shares. Such Selling Shareholder is the legal and beneficial owner of the Shares set forth opposite such Selling Shareholder’s name on Schedule 2.2(a)(i) hereto, free and clear of all Encumbrances. Upon the delivery of such Selling Shareholder’s Shares in the manner contemplated under Section 2.2, the Buyer will acquire the beneficial and legal, valid and indefeasible title to such Shares, free and clear of all Encumbrances.

Section 4.6 Securities Laws. Such Selling Shareholder is not a PRC citizen and there is no requirement under the Circular 75 for such Selling Shareholders to file or register with the SAFE with respect to his/its direct and/or indirect legal and/or beneficiary ownership of the shares and/or equity interests in the Company and/or the Subsidiary. Such Selling Shareholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. If such Selling Shareholder is not a United States person (as defined by Section 7701(a)(30) of the Code), such Selling Shareholder hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Parent Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Parent Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Parent Shares. Such Selling Shareholder’s subscription and payment for and continued beneficial ownership of the Parent Shares will not violate any applicable securities or other laws of such Selling Shareholder’s jurisdiction. Neither such Selling Shareholder, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Parent Shares. Such Selling Shareholder has been informed that the Parent Shares are restricted securities under the 1933 Act and may not be resold or transferred unless the Parent Shares are first registered under the Federal securities laws or unless an exemption from such registration is available. Such Selling Shareholder acknowledges that such Selling Shareholder is prepared to hold the Parent Shares for an indefinite period and that such Selling Shareholder is aware that Rule 144 of the Commission issued under the 1933 Act is not presently available to exempt the sale of the Parent Shares from the registration requirements of the 1933 Act. Such Selling Shareholder is aware of the adoption of Rule 144 by the Commission, promulgated under the 1933 Act, which permits limited public resales of securities acquired in a nonpublic offering, subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the issuer. Such Selling Shareholder acknowledges and understands that Parent may not be satisfying the current public information requirement of Rule 144 or other conditions under Rule 144 that are required of Parent at the time such Selling Shareholder wishes to sell the Parent Shares. Prior to such Selling Shareholder’s acquisition of the Parent Shares, such Selling Shareholder acquired sufficient information about Parent to reach an informed knowledgeable decision to acquire the Parent Shares. Such Selling Shareholder hereby confirms, that the Parent Shares to be acquired by such Selling Shareholder will be acquired for investment for such Selling Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Selling Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Selling Shareholder further represents that such Selling Shareholder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Parent Shares. Such Selling Shareholder has not been formed for the specific purpose of acquiring the Parent Shares. Such Selling Shareholder has such knowledge and experience in financial and business matters as to make such Selling Shareholder capable of utilizing said information to evaluate the risks of the prospective investment and to make an informed investment decision. Such Selling Shareholder has had an opportunity to discuss the Parent’s business, management, financial affairs and the terms and conditions of the offering of the Parent Shares with Parent’s management and has had an opportunity to review Parent’s facilities. Such Selling Shareholder is able to bear the economic risk of such Selling Shareholder’s investment in the Parent Shares. If such Selling Shareholder is an individual, then such Selling Shareholder resides in the state or province identified in the address of such Selling Shareholder set forth on Schedule 4.6; if such Selling Shareholder is a partnership, corporation, limited liability company or other entity, then the office or offices of such Selling Shareholder in which its principal place of business is identified in the address or addresses of such Selling Shareholder set forth on Schedule 4.6 attached hereto. Such Selling Shareholder understands that the Parent Shares and any securities issued in respect of or exchange for the Parent Shares, may bear one or all of the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT

The Buyer and Parent hereby represent and warrant to the Company and the Selling Shareholders that:

Section 5.1 Organization; Authority; Due Execution. (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other business entity in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to prevent, materially delay or materially impair the Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other business entity in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to prevent, materially delay or materially impair Parent’s ability to consummate the transactions contemplated by this Agreement.

(c) The Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid, binding and enforceable obligation of the Buyer, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d) Parent has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Parent and constitutes the valid, binding and enforceable obligation of Parent, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Section 5.2 Governmental Filings; No Violation. (a) No notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Buyer or Parent from any Governmental Entity in connection with the execution and delivery of this Agreement by the Buyer or Parent and the consummation by the Buyer or Parent of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default (with or without notice, lapse of time or both) under, the certificate of incorporation or by-laws or other governing documents of Buyer or Parent, (B) (with or without notice, lapse of time or both) a breach or violation of, or a default under, the acceleration of any obligations under, or the creation of an Encumbrance on any assets of the Buyer or Parent pursuant to any Contract that is binding upon the Buyer or Parent or any Law or governmental or non-governmental permit or license to which the Buyer or Parent is subject or (C) any change in the rights or obligations of any party under any of the Contracts of the Buyer or Parent.

Section 5.3 Litigation. There is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or, to the Parent’s knowledge, threatened against or affecting the Buyer or Parent or any of their respective properties or rights, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting the Buyer or Parent or any of their respective properties or rights which is reasonably likely, either individually or in the aggregate, to delay the ability of Buyer or Parent to consummate the transactions contemplated by this Agreement.

Section 5.4 Compliance with Law. Neither the Buyer nor Parent is in violation of any Law that would impair the ability of the Buyer or Parent to consummate the transactions contemplated by this Agreement.

Section 5.5 Capitalization. As of the date hereof, the authorized capital stock of Parent consists of (i) 38,100,000 shares of common shares, no par value, of which 7,483,858 common shares are issued and outstanding and (ii) 23,184,720 shares of preferred stock, no par value, consisting of (a) 6,725,000 shares of Series A Preferred Stock, no par value, all of which are issued and outstanding (b) 1,853,568 shares of Series B Preferred Stock, no par value, all of which are issued and outstanding, (c) 5,227,761 shares of Series C Preferred Stock, no par value, all of which are outstanding prior to the date hereof, (d) 2,669,384 shares of Series D Preferred Stock, all of which are issued and outstanding and (e) 6,709,007 shares of Series E Preferred Stock, 4,472,671 of which are outstanding prior to the date hereof All issued and outstanding shares of Parent are validly issued, fully paid and nonassessable. All of the shares of Parent have been issued in compliance with all applicable Laws. As of immediately prior to the Closing, the total number of shares of Parent Common Stock issued on a fully diluted basis is 33,378,422 (taking into account all outstanding options and warrants and shares reserved under Parent’s stock option and incentive plans).

Section 5.6 Brokers and Finders. Neither the Buyer nor Parent has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 5.7 Taxes. All material Tax Returns required to have been filed in respect of Buyer and Parent have been duly and timely filed. All such Tax Returns are true, correct and complete in all material respects. All material Taxes of Buyer and Parent, whether or not shown as due on such Tax Returns, required to have been paid have been fully paid when due.

ARTICLE 6

CERTAIN COVENANTS AND AGREEMENTS OF THE

COMPANY, SELLING SHAREHOLDERS, PARENT AND THE BUYER

Section 6.1 Expenses and Finder’s Fees. All costs and expenses incurred by the Buyer and Parent in connection with this Agreement (including fifty percent of the fees of the Escrow Agent) and the transactions contemplated by this Agreement shall be paid by the Buyer and Parent and all costs and expenses incurred by the Company, the Subsidiary or the Selling Shareholders in connection with this Agreement (including fifty percent of the fees of the Escrow Agent) and the transactions contemplated by this Agreement shall be paid by the Shareholder Representative Committee, provided that the Transaction Expenses (and amounts thereof), which are set forth on Schedule 6.1 attached hereto (the “Transaction Expenses Amount”), shall be paid by the Buyer and Parent in accordance with Section 1.2(b) hereof.

Section 6.2 Public Announcements. The Parties agree that no public release, announcement or any other disclosure concerning any of the transactions contemplated hereby shall be made or issued by any Party without the prior written consent of Parent and the Shareholder Representative Committee (which consent shall not be unreasonably withheld or delayed), except to the extent such release, announcement or disclosure may be required by applicable law, in which case the Party required to make the release, announcement or disclosure shall allow the Parent and the Shareholder Representative Committee reasonable time to comment on such release, announcement or disclosure in advance of such issuance or disclosure; provided, further, that Parent shall have the right to disclose the terms of this transaction and file a copy of this Agreement in connection with any of its securities filings.

Section 6.3 Tax Matters. The following provisions (which shall take precedence over any other provision of this Agreement in the event of a conflict) shall govern the allocation of responsibility as among the Buyer, Parent, the Selling Shareholders and the Company for certain Tax matters following the Closing Date:

(a) (i)Pre-Closing Tax Returns. The Selling Shareholders shall have responsibility for, and the Shareholder Representative Committee shall pay or cause to be paid when due any and all Taxes relating to the Company or its Subsidiary for or relating to any Tax period ending on or before the Closing Date, except for Taxes accrued or reserved for on the Financial Statements. The Shareholder Representative Committee shall prepare and timely file or cause to be prepared and timely filed all financial statements, audited as required by applicable Laws, Tax Returns of the Company and its Subsidiary for all Tax periods ending on or before the Closing Date and shall pay the Taxes shown as due on such Tax Returns. Prior to the filing of any such Tax Return that was not filed before the Closing Date, the Shareholder Representative Committee shall provide the Buyer with a substantially final draft of such Tax Return, together with financial statements, audited as required by applicable Laws, at least 15 Business Days prior to the due date for such Tax Return. The Buyer shall notify the Shareholder Representative Committee of any objections that the Buyer may have to any items set forth in any such draft financial statements or Tax Return within 5 days prior to the due date for such Tax Return, and the Buyer and the Shareholder Representative Committee shall agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return. Such Tax Returns shall be prepared or completed in a manner consistent with prior practice of the Company and its Subsidiary with respect to Tax Returns concerning the income, properties or operations of the Company and its Subsidiary, except as otherwise required by Law or regulation or otherwise agreed to in writing by the Buyer prior to the filing thereof. If the parties hereto cannot resolve any disputed item to be included in such Tax Returns, the item in question shall be resolved by a nationally known independent firm of certified public accountants mutually agreeable to the Buyer and the Shareholder Representative Committee, whose fees and expenses shall be shared equally by the Parties.

(ii) Straddle Period Tax Returns. Parent shall prepare and timely file or cause to be prepared and timely filed all Tax Returns of the Company and its Subsidiary for all Tax periods that began on or before the Closing Date and that end after the Closing Date (the “Straddle Period”). Prior to the filing of any such Tax Return, Parent shall provide the Shareholder Representative Committee with a substantially final draft of such Tax Return at least 15 Business Days prior to the due date for such Tax Return and shall notify the Shareholder Representative Committee of Parent’s calculation of the Selling Shareholders’ share of the Taxes of the Company and the Subsidiary for such Straddle Period (determined in accordance with Section 6.3(a)(iii) below). The Shareholder Representative Committee shall notify Parent of any objections that the Shareholder Representative Committee may have to any items set forth in any such draft Tax Return within 5 days prior to the due date for such Tax Return, and Parent and the Shareholder Representative Committee shall agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return. Such Tax Returns shall be prepared or completed in a manner consistent with prior practice of the Company and its Subsidiary with respect to Tax Returns concerning the income, properties or operations of the Company and its Subsidiary, except as otherwise required by Law or regulation. Parent and the Shareholder Representative Committee shall pay or cause to be paid their respective allocable share of any Taxes due and payable in respect of such Tax Returns as determined in accordance with Section 6.3(a)(iii) below. If the parties hereto cannot resolve any disputed item to be included in such Tax Returns, the item in question shall be resolved by a nationally known independent firm of certified public accountants mutually agreeable to Parent and the Shareholder Representative Committee, whose fees and expenses shall be shared equally by the Parties.

(iii) Straddle Period Taxes. In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, profits or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax based upon or related to income, profits or receipts, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

(b) Parent and Parent shall have the exclusive right to represent the interests of the Company and its Subsidiary in any and all Tax audits, assessments or administrative or court proceedings relating to Tax Returns for taxable periods ending on or before the Closing Date; provided, however, that the Shareholder Representative Committee shall have the right to participate in any such audit, assessment or proceeding and to employ counsel of his choice for purposes of such participation. In the event that Parent proposes to compromise or settle any Tax claim, or consent or agree to any Tax liability, relating to the Company or its Subsidiary for any Tax period ending on or before the Closing Date or the portion of any Straddle Period deemed to end on and include the Closing Date, the Shareholder Representative Committee shall have the right to review such proposed compromise, settlement, consent or agreement. Without the prior written consent of the Shareholder Representative Committee, which shall not be unreasonably withheld or delayed Parent shall not agree or consent to compromise or settle any issue or claim arising in any such audit, assessment or proceeding, or otherwise agree to or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement may affect the Tax liability of the Shareholder Representative Committee, the Company or its Subsidiary for any period ending on or prior to the Closing Date or the portion of any Straddle Period deemed to end on and include the Closing Date.

(c) The Shareholder Representative Committee agrees to promptly notify Buyer and Parent in writing upon receipt by any Selling Shareholder or any affiliate of any such Selling Shareholders of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company or its Subsidiary.

(d) After the Closing Date, the Buyer, the Parent, the Shareholder Representative Committee and the Selling Shareholders agree to provide each other with such cooperation and information relating to the Company and its Subsidiary as any other party may reasonably request in (i) filing any Tax Return, amended Tax Return or other Tax filing or claim for refund of Taxes, (ii) determining any Tax liability or right to refund of Taxes, (iii) conducting or defending any audit or other proceeding in respect of Taxes, or (iv) effectuating the terms of this Agreement. Notwithstanding the foregoing, no party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 6.3(d). Parent shall pay to the Shareholder Representative Committee within fifteen (15) days after receipt, (a) all refunds or credits (including interest thereon, if any, included in the payment or credit by the applicable Governmental Entity actually received or used (to offset a Tax liability) by Parent, the Company, or its Subsidiary after the Closing Date of Taxes paid by the Company or its Subsidiary with respect to any Tax period ending on or before the Closing Date and (b) a portion of all refunds or credits actually received or used (to offset a Tax liability) by Parent, the Company, or its Subsidiary after the Closing Date of Taxes paid by the Company or its Subsidiary with respect to any Straddle Period (such portion to be allocated consistent with the principles set forth in Section 6.3(a)(iii) above), in each case, net of Taxes imposed on such refund or credit that is paid by, and all directly related costs and expenses incurred by, Parent, the Company or the Subsidiary.

(e) The Shareholder Representative Committee, on the one hand, and Parent on the other hand shall be liable for one-half, and shall pay when due, any transfer, gains, documentary, sales, use, registration, stamp, value-added or other similar Taxes payable by reason of the transactions contemplated under this Agreement, and the Shareholder Representative Committee shall file all necessary returns, reports or other filings with respect to all such Taxes.

Section 6.4 Shareholders Agreement. The Company and the Selling Shareholders agree that effective as of Closing, the following agreements are terminated: (i) the Shareholders Agreement, dated February 12, 2007, by and among the Company and each person and entity signatory thereto (the “Shareholders Agreement”), and (ii) any other agreement among the Company and its shareholders other than this Agreement and the Escrow Agreement (together with the Shareholders Agreement, the “Shareholders Arrangements”). Effective as of Closing, the Selling Shareholders waive any claims and rights pursuant to the Shareholders Arrangements by reason of, in connection with or resulting from the transactions contemplated by this Agreement and unconditionally and irrevocably agree to accept in lieu thereof payment of their respective portions of the Purchase Price according to the allocations set out herein, which payments shall be distributed by the Shareholder Representative Committee in like manner as contained in the Shareholders Agreement. Effective as of Closing, the Selling Shareholders and the Company acknowledge and agree (x) that having regard to sections 51 and 52 of the

Companies Act, Cap.308 of the laws of Barbados, the Company cannot pay the dividend contemplated by section 3A.(i)(b)(i) of the Articles of Amendment of the Company and the Shareholders Agreement and the Selling Shareholders unconditionally and irrevocably waive their entitlement thereunder, if any, (y) having regard to the accounts of the Company as presented, no distribution of the remaining property of the Company can be made to any Selling Shareholder pursuant to sections 3A.(i)(b)(ii), 3A.(ii)(c) and 3A.(iii)(c) of the Articles of Amendment of the Company or the Shareholders Agreement, and the Selling Shareholders unconditionally and irrevocably waive their entitlements thereunder, if any, and (z) waive any and all rights of first refusal to purchase shares of the Company sold by the Selling Shareholders to the Buyer hereunder.

Section 6.5 Share Repurchase Option. On or after September 3, 2014, the Selling Shareholders and the Option Holders shall have the option upon written notice to Parent to put to Parent the Closing Shares and the Contingent Shares that have vested owned by such Selling Shareholders and Option Holders, in whole or in part, at a price of $6.75 per share (subject to adjustment for stock dividends, stock splits, reverse stock splits, combinations and the like) in the event Parent fails to consummate an underwritten initial public offering of shares of Parent Common Stock (the “IPO”) prior to the first anniversary of the Closing (the “Share Purchase Option”); provided, that the Share Purchase Option shall expire on the earlier of (i) March 1, 2016 and (ii) the closing of the IPO. Parent, on the one hand, and Selling Shareholders and the Option Holders, on the other hand, shall have ninety (90) days from the receipt by Parent of such written notice from the Selling Shareholders and the Option Holders to close on the share sale and shall use commercially reasonable efforts to close within such time period.

Section 6.6 Registration Rights. The Selling Shareholders agree to execute a lock-up agreement in substantially the form attached hereto as Exhibit F (the “Lock-up Agreement”). The Lock-up Agreement will restrict the transfer or sale of shares of Parent Common Stock from the time of the Closing until six months following Parent’s initial public offering and will be no more restrictive than any other lock-up entered into in connection with the IPO. The Selling Shareholders will also be afforded piggyback registration rights in connection with the public offering of Parent’s securities solely for cash (other than in an Excluded Registration) and Parent shall, at such time, promptly (but in any event no less than thirty (30) days prior to the initial filing of any registration statement in connection with such offering) give the Shareholder Representative Committee notice of such registration. Upon the request of the Shareholder Representative Committee given within twenty (20) days after receipt of such notice from Parent, Parent shall, subject to the provisions of this Section 6.6, cause to be registered all of the Shares that the Shareholder Representative Committee has requested to be included in such registration. Parent shall have the right to terminate or withdraw any registration initiated by it under this Section 6.6 before the effective date of such registration statement, whether or not any Selling Shareholder has elected to include Shares in such registration. In connection with any offering involving an underwriting of shares of Parent Common Stock, the underwriters will be selected by Parent, and Parent shall not be required to include any of the Selling Shareholders’ Shares in such underwriting unless the Selling Shareholders accept the terms of the underwriting as agreed upon between Parent and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by Parent. All Selling Shareholders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. If the total number of securities, including Shares, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by Parent) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then Parent shall be required to include in the offering only that number of such securities, including Shares, which the underwriters and Parent in their sole discretion determine will not jeopardize the success of the offering. With a view to making available to the Selling Shareholders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of Parent to the public without registration or pursuant to a registration on Form S-3 (or any successor form), Parent shall make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the IPO; and (b) use all reasonable efforts to file with the Commission in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act, at any time after Parent has become subject to such reporting requirements.

Section 6.7 Original Signatures. As soon as practicable following the date of this Agreement, each Selling Shareholder shall deliver to the Parent, or cause the Company’s attorney to deliver to the Parent, originals of the signature pages to this Agreement and to any documents contemplated by the terms of this Agreement and executed by such Selling Shareholder in connection with the Closing (including, without limitation Stock Powers). Within nine (9) days following the Closing, Parent shall deliver to the Shareholder Representative Committee originals of the stock certificates representing the Remaining Closing Shares.

Section 6.8 Stock Powers. Notwithstanding anything to the contrary herein, all Stock Powers held by Parent shall only be effective and used by Parent with respect to those shares of Parent Common Stock as to which Parent is entitled to become the record and beneficial owner pursuant to the terms of this Agreement.

ARTICLE 7

INDEMNIFICATION

Section 7.1 Indemnification.

(a) Escrow Deposit and Escrow Closing Shares. At the Closing, Parent shall deposit the Escrow Deposit with the Escrow Agent and Parent shall deliver the Escrow Closing Shares to the Secretary of the Parent to be held pursuant to this Section 7.1(a). The Escrow Deposit shall be governed by the terms set forth in the Escrow Agreement and shall be available to indemnify the Buyer Indemnified Persons pursuant to the indemnification provisions set forth in this Article 7. The Buyer and Parent shall have the right to offset against the Escrow Closing Shares for the amount of any indemnity claim of any Buyer Indemnified Person made pursuant to this Article 7 at any time prior to the first anniversary of the Closing Date; provided, however, that if such indemnity claim is made at any time after the first date on which Contingent Shares are issued, the Buyer and Parent shall first set off against Contingent Shares pursuant to Section 7.1(h) prior to setting off against any Escrow Closing Shares. Upon the first anniversary of the Closing Date, stock certificates for all Escrow Closing Shares, if any, as to which the Buyer or Parent did not exercise such right of setoff, shall be delivered by the Secretary of Parent to the Shareholder Representative Committee for further delivery to the Selling Shareholders. Neither the exercise nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer or Parent in any manner in the enforcement of any other remedies that may be available to it. Upon issuance at Closing, the certificates for the Escrow Closing Shares shall be deposited in escrow with the Secretary of Parent to be held in accordance with the provisions of this Section 7.1(a). Each deposited certificate shall be accompanied by a duly executed Stock Power in the form of Exhibit E attached hereto. The deposited certificates, together with any other assets or securities from time to time deposited with Parent pursuant to the requirements of this Agreement, shall remain in escrow until such time or times as the certificates (or other assets and securities) are to be released or otherwise surrendered for cancellation in accordance with this Section 7.1(a).

(b) Indemnification by the Selling Shareholders. Subject to the limits set forth in this Section 7.1, from and after the Closing, each Selling Shareholder, agrees, severally and not jointly and in accordance with their respective indemnity percentages set forth on Schedule 7.1 hereto (such that (absent fraud) the liability of each Selling Shareholder pursuant to this Section 7.1(b) shall not exceed, in any given case, the product of such Selling Shareholder’s respective indemnity percentage multiplied by the aggregate liability of all Selling Shareholders in such case), to indemnify, defend and hold the Buyer, its Affiliates (including, after the Closing, the Company and the Subsidiary) and their respective officers, directors, partners, shareholders, employees, agents and representatives (the “Buyer Indemnified Persons”) harmless from and in respect of any and all losses, damages, costs and reasonable expenses (including reasonable fees and expenses of counsel including both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision, whether or not related to a Third-Party Claim) (collectively, “Losses”), that they may incur arising out of or due to (i) any breach of any representation or warranty of the Company or of such Selling Shareholder contained in this Agreement, (ii) any breach of any covenant of the Company or such Selling Shareholder contained in this Agreement, (iii) any claim by any Person seeking to assert or based upon rights to ownership of any stock options of the Company or the Subsidiary, including any such claim brought in Barbados, (iv) any liability in respect of payroll or withholding Taxes, any and all Taxes due and payable by the Company or the Subsidiary for any taxable period that ends on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the period prior to the Closing Date) and any Taxes due and payable relating to the sale of Shares hereunder and (v) liabilities of the Company, its Subsidiary or such Selling Shareholder for any broker’s or finder’s fees or other fees and expenses of the Company, its Subsidiary or such Selling Shareholder, including, but not limited to, legal fees and expenses incurred by the Company, its Subsidiary or the Selling Shareholders prior to the Closing in connection with the transactions contemplated by this Agreement and all Transaction Expenses (without requiring the Selling Shareholders to pay any such Transaction Expenses Amount already required to be paid as set forth in Section 1.2(a)(iv)). In connection with any exercise by any Buyer Indemnified Person of its rights hereunder, it shall be entitled to make all claims for indemnification through, and deal exclusively with, the Shareholder Representative Committee.

(c) Indemnification by the Buyer. Subject to the limits set forth in this Section 7.1, from and after the Closing, the Buyer and Parent agree to indemnify, defend and hold the Selling Shareholders and their Affiliates and their respective officers, directors, partners, shareholders, employees, agents and representatives (the “Seller Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of or due to (i) any breach of any representation or warranty of the Buyer or Parent contained in this Agreement, and (ii) any breach of any covenant of the Buyer or Parent contained in this Agreement. In connection with any exercise by any Seller Indemnified Person of its rights hereunder, it shall make any claim for indemnification only through, and Buyer and Parent shall be entitled to deal exclusively with, the Shareholder Representative Committee, and any claim for indemnification made directly by a Seller Indemnified Person to Buyer or Parent shall be deemed to be invalid for all purposes of this Article 7.

(d) Certain Limitations. Anything in this Article 7 to the contrary notwithstanding:

(i) except in the case of fraud, no Losses shall be recoverable by the Buyer Indemnified Persons pursuant to the provisions of Section 7.1(b) or the Seller Indemnified Persons pursuant to the provisions of Section 7.1(c),as the case may be, in respect of breaches of representations and warranties(other than the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.9, 3.10, 3.12, 3.25, 4.1, 4.2, 4.5, 5.1, 5.2 and 5.5), from the respective other Party hereunder for any Losses unless and until the total of all Losses indemnifiable exceeds $100,000 (in which case the Buyer Indemnified Person or the Seller Indemnified Person, as applicable, shall be entitled to seek compensation for all such Losses, subject to the other clauses of this Article 7);

(ii) except in the case of fraud, the aggregate of the sum of all indemnification obligations of the Selling Shareholders under Section 7.1(b) (other than with respect to the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.9, 3.10, 3.12, 3.25, 4.1, 4.2 and 4.5) shall be limited to an amount equal to the Escrow Deposit and any offsets against the Escrow Closing Shares, the Contingent Shares and the Performance Bonus;

(iii) except in the case of fraud, the aggregate of the sum of all indemnification obligations of the Selling Shareholders under Section 7.1(b) with respect to the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.9, 3.10, 3.12, 3.25, 4.1, 4.2 and 4.5 shall be limited to an amount equal to the Total Deal Consideration received by the Selling Shareholders;

(iv) Losses for which indemnification is provided pursuant to Section 7.1 of this Agreement shall be net of any amounts that may be recovered by the Buyer Indemnified Person or Seller Indemnified Person under any insurance policy with respect to such Losses (net of the insurance premium, if any, that becomes due as a result of such claim) and shall be reduced to take account of any net Tax benefit available under applicable law to the Buyer Indemnified Person or Seller Indemnified Person that such Person actually receives as a reduction in Taxes paid or as a credit against Taxes payable and that arises from the incurrence of or payment for any such Losses that are indemnified hereunder. Parent, the Shareholder Representative Committee and the Selling Shareholders, as appropriate, shall provide such documents and supporting schedules reflecting the net Tax benefit, or lack thereof, as are reasonably requested by the Indemnifying Party; and

(v) in satisfaction of any indemnity claim, the Buyer Indemnified Persons shall first seek to recover from the Escrow Deposit before setting off against the Escrow Closing Shares, Contingent Shares or Performance Bonus.

(vi) none of the Buyer Indemnified Persons or the Seller Indemnified Persons shall be entitled to recover from the respective other Party hereunder for the same Loss more than once.

(e) Survival. Liability for breaches of the representations and warranties of the Parties contained in this Agreement or in any instrument delivered pursuant hereto shall terminate upon the expiry of the period of twelve (12) months following the Closing Date, except:

(i) in the case of fraud, in which case liability shall continue in full force and effect for the benefit of the Parties until the expiration of the applicable statute of limitations;

(ii) to the extent that, during such period, the Party seeking indemnification shall have given written notice to the Party from which indemnification of a claim is sought in respect of any such representation, warranty or covenant in accordance with the terms of this Agreement, in which case liability for such representation, warranty or covenant shall continue in full force and effect until the final determination of such claim;

(iii) the representations, warranties and covenants of the Selling Shareholders, the Shareholder Representative Committee, the Company and Parent relating to the Tax liability of the Company or its Subsidiary hereunder including, without limiting the generality of the foregoing, those set forth in Section 3.10 and Section 6.3 continue in full force and effect until the expiration of the applicable statute of limitations;

(iv) the representations and warranties of the Parties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.9, 3.12, 3.25, 4.1, 4.2, 4.5, 5.1 and 5.2 and the applicable Parties’ liability in connection therewith shall survive until the earlier of (i) the expiration of the applicable statute of limitations, if any, pertaining to any indemnity claim made thereunder and (ii) the fifth anniversary of the Closing Date; and

(v) no Party or other Person shall be entitled to indemnification pursuant to this Agreement unless such Party or other Person has given written notice of its claim for indemnification within the survival periods specified in the foregoing provisions of this Section 7.1.

(f) Notice and Opportunity to Defend. If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 7.1(b) or 7.1(c), the party or parties seeking indemnification shall notify the other party or parties obligated to provide indemnification (the “Indemnifying Party”) promptly, but no later than ninety (90) days, after such Indemnifying Party receives written notice of any claim, event or matter as to which indemnity may be sought; provided that the failure of the Indemnified Party to give notice as provided in this Section 7.1(f) shall not relieve any Indemnifying Party of its obligations under Section 7.1, except to the extent that such failure materially prejudices the rights of any such Indemnifying Party. In the event of any claim, action, suit, proceeding or demand asserted by any person who is not a party (or a successor to a party) to this Agreement (a “Third-Party Claim”) which is or gives rise to an indemnification claim, the Indemnifying Party may elect within twenty (20) days to acknowledge its obligations to indemnify the Indemnified Party herefor and to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may reasonably participate in such defense at the Indemnified Party’s expense, which shall include counsel of its choice; provided that the Indemnified Party shall have the right to employ, at the Indemnifying Party’s expense, one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the Indemnified Party if, based on the advice of outside counsel, there exists an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party or if the Indemnifying Party (i) elects in writing not to defend, compromise or settle a Third-Party Claim, (ii) fails to notify the Indemnified Party within the required time period of its election as provided in this section, or (iii) having timely elected to defend a Third-Party Claim, fails after at least ten (10) days written notice to the Indemnifying Party, to reasonably prosecute or pursue such defense, and in each such case the Indemnified Party may defend such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party. The Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the consent of the Indemnified Party, not to be unreasonably withheld, consent to entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all Liability in respect of such claim or litigation. The Indemnified Party shall not settle or compromise any such claim without prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(g) No Selling Shareholder shall have any right of contribution against the Subsidiary with respect to any breach by the Subsidiary of any of its representations, warranties, covenants or agreements and from and after the Closing, the Subsidiary shall have no obligation with respect to breaches of representations, warranties, covenants or agreements. For the avoidance of doubt, each of the Selling Shareholders acknowledges that it waives any rights or claims it may have against the Subsidiary, its Affiliates (other than the Buyer and/or Parent after the Closing), the Subsidiary and their respective officers, directors, stockholders, employees, agents and representatives after the Closing contained in this Agreement, whether in law or equity relating in any way to Section 7.1.

(h) Offset Rights Regarding Contingent Consideration. The Buyer and Parent shall have the right to offset against the Contingent Shares and/or Performance Bonus for the amount of any indemnity claim of any Buyer Indemnified Person pursuant to this Article 7, provided, however, that (i) neither the Buyer nor Parent shall be permitted to offset more than fifteen percent (15%) of the Contingent Shares and the Performance Bonus for the amount of any and all indemnity claims of any Buyer Indemnified Person made prior to December 1, 2013 (other than any such claims made with respect to the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.9, 3.10, 3.12, 3.25, 4.1, 4.2 and 4.5), (ii) neither Buyer nor Parent shall be permitted to offset more than ten percent (10%) of the Contingent Shares and the Performance Bonus for the amount of any and all indemnity claims of any Buyer Indemnified Person made on or after December 1, 2013 (other than any such claims made with respect to the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.9, 3.10, 3.12, 3.25, 4.1, 4.2 and 4.5), and (iii) in no event shall the Buyer or Parent be permitted to offset an aggregate of more than fifteen percent (15%) of the Contingent Shares and the Performance Bonus for the amount of any and all indemnity claims of any Buyer Indemnified Person made at any time (other than any such claims made with respect to the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.9, 3.10, 3.12, 3.25, 4.1, 4.2 and 4.5), including any claims made during the time periods referenced in the immediately preceding clauses (i) and (ii). Neither the exercise nor the failure to exercise such right of setoff or to give a notice of claim will constitute an election of remedies or limit Buyer or Parent in any manner in the enforcement of any other remedies that may be available to it.

(i) Offset Mechanics. In connection with the exercise by Buyer or Parent of any offset rights described in Sections 7.1(a) or (h) above against shares of Parent Common Stock then held by the Secretary of Parent, a price per share equal to $6.75 shall be deemed to be the value of the shares held by the Secretary of Parent for purposes of calculating the number of such shares against which to offset in satisfaction of an indemnity claim. No fractional shares shall be reclaimed by Parent in connection with the exercise of offset rights. Accordingly, should any such right of offset extend to a fractional share (in accordance with the pertinent offset calculations), then the Selling Shareholders and the Option Holders shall receive a cash payment from Parent for such fractional share. Should the Parent elect to exercise any offset right against shares of Parent Common Stock then held in escrow, then the escrowed certificates for such shares (together with any other assets or securities issued with respect thereto) shall be delivered to Parent for cancellation, and the Selling Shareholders and the Option Holders shall cease to have any further rights or claims with respect to such Unvested Shares (or other assets or securities).

ARTICLE 8

DEFINITIONS

Section 8.1 Definitions. For purposes of this Agreement:

“Affiliate” (whether or not capitalized) of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Affiliate Arrangements” has the meaning set forth in Section 3.21(a).

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in Newark, New Jersey are authorized or obligated by law or executive order to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Persons” has the meaning set forth in Section 7.1(b).

“Cause” means (i) Chang’s failure to reasonably perform his customary duties to Parent or any of its Affiliates and which failure continues for thirty (30) days after written notice has been given to Chang by an authorized representative of Parent or such Affiliate; (ii) Chang’s willful or reckless misconduct or gross negligence in the performance of his duties to Parent or any of its Affiliates which continues for thirty (30) days after written notice has been given to Chang by an authorized representative of Parent or such Affiliate; (iii) Chang’s conviction of, or the entry of a pleading of guilty or nolo contendere by Chang to, any crime involving deceit, dishonesty, fraud or moral turpitude, or any felony; (iv) Chang’s material breach of any material agreement with Parent or any Affiliate thereof, which such breach is not cured within thirty (30) days after written notice has been given to Chang by an authorized representative of Parent or such Affiliate; (v) Chang’s breach of any written policy of Parent or any Affiliate thereof in effect from time to time, or any legal requirement relating to or prohibiting discrimination or harassment in the workplace based on race, sex, age, national origin, disability or sexual orientation, which such breach or violation is not cured within thirty (30) days after written notice has been given to Chang by an authorized representative of Parent or such Affiliate; (vi) Chang’s misappropriation of any funds of Parent or of any of its Affiliates; (vii) Chang or any member of Chang’s family makes a personal profit arising out of or in connection with a transaction to which Parent or any of its Affiliates is a party without making disclosure to and obtaining the prior written consent of Parent or any such Affiliate; and (viii) Chang fails to honor a reasonable and legal directive of the board of directors of Parent or of any officer or employee to whom Chang reports which failure continues after thirty (30) days after written notice has been given to Chang by an authorized representative of Parent. Notwithstanding the foregoing, a termination shall not be treated as a termination for Cause unless Parent shall have delivered a written notice to Chang stating that it intends to terminate his employment for Cause and specifying the factual basis for such termination.

“Circular 75” means the Circular on Relevant Issues concerning the Foreign Exchange Administration of Residents in China Engaging in Financing and in Round-tripping Investment via Overseas Special Purpose Companies issued by SAFE on October 21, 2005 and all implementing rules and regulations thereof.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Payment” has the meaning set forth in Section 1.2(a).

“Code” means the United States Internal Revenue Code of 1986, as amended as of the date hereof. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

“Commission” means the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Company” has the meaning set forth in the Preamble.

“Company’s knowledge” means a fact, event, circumstance or occurrence shall be within the “Company’s knowledge” if such fact, event, circumstance or occurrence (i) is or was actually known by Chang or such knowledge as a reasonable person in the position of Chang would have known after reasonable inquiry to the extent such inquiry is reasonable under the circumstances or (ii) is or was actually known by any of Lawrence Longo, Brett Matthews and Scott Matthews.

“Company Leased Property” has the meaning set forth in Section 3.8.

“Company Leases” has the meaning set forth in Section 3.8.

“Company Products” means all products currently offered for sale, sold, or licensed by the Company or its Subsidiaries including, without limitation, all of the items listed in Schedule 3.13(h)(i).

“Company Share Option” has the meaning set forth in Section 2.3(a).

“Contract” means any agreement, lease, contract, note, mortgage, indenture or other legally binding obligation or commitment, written or oral.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Copyrights” means all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all works of authorship, which, by their creation, the author of which is invested with certain rights, and all rights to each of the foregoing provided by multinational treaties or conventions.

“Corporate Records” has the meaning set forth in Section 2.2(b)(ii).

“CTM Revenue” means all of the revenue of Parent, Buyer, Company, Subsidiary or any of their respective Affiliates generated anywhere in the world from transaction fees, subscription fees and related professional service fees for EasyTMS, as sold in whole in or in part independently or integrated into Parent’s or Buyer’s products.

As used in this definition, “EasyTMS” means the Subsidiary’s EasyTMS product/platform and includes the modules and features thereof that are available today, as well as the improvements and enhancements made to create new modules and features in the future. “CTM Revenue” shall exclude professional service fees that are not related to EasyTMS. CTM Revenue derived from fees payable in RMB will be converted into a Dollar amount pursuant to the Exchange Rate for purposes of calculating CTM Revenue under this Agreement. If any part of the CTM Revenue involves fees in Dollars or Euros (through contracting directly with the Parent, Buyer, Company or Subsidiary), the amount of such fees shall be included in CTM Revenue. For purposes of this definition and CTM Revenue calculations, all revenue recognition is on a GAAP basis.

“Derivative Work” and “Derivative Works” have the meaning set forth in 17 U.S.C. §101.

“Designated Employee” means Kae-por Chang.

“Disability” means a condition resulting from bodily injury or disease or mental impairment that renders, and for a six (6) month period in any twelve (12) month period has rendered, Chang unable to perform his material duties at Parent.

“Dollar” or “$” means a dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debt.

“Employee Compensation and Benefit Plans” has the meaning set forth in Section 3.12(a)(iii).

“Encumbrance” means, with respect to any property or asset, any lien, mortgage, pledge, security interest, and other encumbrance.

“Environmental Law” has the meaning set forth in Section 3.18(b).

“ERISA” has the meaning set forth in Section 3.12(b).

“Escrow Deposit” has the meaning set forth in Section 1.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder.

“Exchange Rate” means the exchange rate that the conversion of RMB into US Dollars shall be RMB6.1 to US$1.

“Excluded Registration” means (i) the IPO, (ii) a registration relating to the sale of securities to employees of Parent or a subsidiary pursuant to a stock option, stock purchase, or similar plan or (iii) a registration relating to an Securities and Exchange Commission Rule 145 transaction.

“Fair Market Value” of a share of Parent Common Stock means (i) the closing price on the date of determination reported in the table entitled “New York Stock Exchange Composite Transactions” contained in The Wall Street Journal (or an equivalent successor table) (or, if no sale of shares of Parent Common Stock was reported for such date, on the most recent trading day prior to such date on which a sale of shares of Parent Common Stock was reported); (ii) if the shares of Parent Common Stock are not listed on the New York Stock Exchange, the closing sales price of the shares of Parent Common Stock on such other national exchange on which the shares of Parent Common Stock are principally traded, or as reported by the National Market System, or similar organization, as reported in the appropriate table or listing contained in The Wall Street Journal, or if no such quotations are available, the average of the high bid and low asked quotations in the over-the-counter market as reported by the National Quotation Bureau Incorporated or similar organizations; or (iii) in the event that there is no public market for the shares of Parent Common Stock, the fair market value of a share of Parent Common Stock as determined (which determination shall be conclusive) in good faith by the Parent’s board of directors.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Law” means the applicable laws of any jurisdiction outside of the United States and its territories.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the Commission which permits inclusion or incorporation of substantial information by reference to other documents filed by Parent with the Commission.

“GAAP” has the meaning set forth in Section 3.4(a).

“Good Reason” means Chang’s resignation or termination solely on account of one or more of the following events: (i) Parent reduces Chang’s annual base salary or decreases the bonus percentage or formula to which Chang is entitled (without Chang’s prior consent), which such reduction or decrease is not cured within thirty (30) days after written notice has been given by Chang to Parent, (ii) Parent fails to pay Chang’s salary or other due and payable bonus (without Chang’s prior consent), which such failure is not cured within thirty (30) days after written notice has been given by Chang to Parent, (iii) a diminution in any of Chang’s duties or responsibilities materially inconsistent with such duties or responsibilities contained in the Offer Letter, which diminution is not cured within thirty (30) days after written notice has been given by Chang to Parent, (iv) the nonvoluntary relocation by Parent of Chang to a location outside a 40-mile radius from Shanghai, China (without Chang’s prior consent), except for required travel on Parent’s business from time to time, or (v) any material breach by Parent of its obligations under any written employment agreement (including the Offer Letter) with Chang or under this Agreement, which breach is not cured within thirty (30) days of Chang’s written notice to Parent.

“Governmental Entity” has the meaning set forth in Section 3.3(a).

“Hazardous Substance” has the meaning set forth in Section 3.18(c).

“Indemnifying Party” has the meaning set forth in Section 7.1(f).

“Intellectual Property” means all intellectual and industrial property, including without limitation:(a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, designs, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, methodologies, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) all moral rights in or to any of the works of authorship included in the Copyrights, (j) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, and (k) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

“Laws” has the meaning set forth in Section 3.17.

“Limited License” has the meaning set forth in Section 3.13(l).

“Losses” has the meaning set forth in Section 7.1(b).

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (whether alone or together with other changes, events, violations, inaccuracies, circumstances or effects) that is or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets (including intangible assets), business, liabilities, results of operations or prospects of the Subsidiary and its Subsidiary taken as a whole.

“Material Contracts” has the meaning set forth in Section 3.19(a).

“MOFCOM” means the Ministry of Commerce of the PRC or its designated local branch.

“Mutual Non-Disclosure Agreement” means the confidentiality agreement, dated June 7, 2013, among the Subsidiary, the Subsidiary and the Parent.

“Net Working Capital” means the Subsidiary’s unrestricted cash located in any account in the PRC and the Subsidiary’s accounts receivable less allowance for doubtful accounts (over 90 days), pre-paid expenses, trade accounts payable and accrued expenses, which amount shall be calculated in accordance with GAAP.

“Net Working Capital Target” means $200,000 in accordance with the Exchange Rate.

“Non-Competition Agreement” has the meaning set forth in Section 2.2(a)(v).

“Offer Letter” has the meaning set forth in Section 2.2(a)(iv).

“Ordinary Course of Business” means the ordinary course of business of the Subsidiary consistent with past custom and practice (including with respect to frequency and amount).

“Option Waiver and Release” means an agreement among an Option Holder, Parent and the Company, in the form attached hereto as Exhibit G, which provides (i) a waiver and release of claims that an Option Holder may have against the Parent, the Company or their respective affiliates with respect to or arising under a Company Share Option, (ii) a covenant by each Option Holder who is a citizen of the PRC, to register any direct and/or indirect legal and/or beneficiary ownership of the Contingent Shares issued in the name of such holder and any shares of Parent Common Stock issued in the name of such holder pursuant to Section 1.2(d) with all relevant PRC authorities and regulators as required under PRC laws and regulations including without limitation registration with SAFE under Circular 75, and (iii) such representations by each Option Holder who is not a citizen or resident of the United States as Parent reasonably determines to be necessary to satisfy the exemption from United States securities registration requirements pursuant to Regulation S under the Securities Act).

“Owned Intellectual Property” means all existing Intellectual Property in and to which the Company or the Subsidiary owns right, title and/or interest (in whole or in part) or all Intellectual Property to which right, title and/or interest (in whole or in part) is to be assigned or transferred to the Company or the Subsidiary without contingency pursuant to an agreement with an employee, independent contractor or third party; provided, however, Owned Intellectual Property shall not include any rights under any license agreements and any licenses, registered user agreements, and technology or materials transfer agreements.

“Parent Common Stock” means the shares of Common Stock, no par value, of Amber Road, Inc.

“Parent Shares” means collectively the Closing Shares and the Contingent Shares.

“Parties” means the parties to this Agreement.

“Patents” means all national (including the United States) and multinational statutory invention registrations, patents, patent registrations, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application throughout the world.

“Permits” has the meaning set forth in Section 3.17(b).

“Permitted Encumbrances” means: (i) Encumbrances reflected in the Reference Balance Sheets or in the Schedules hereto, (ii) Encumbrances for current taxes not yet due and payable or for Taxes the validity of which are being contested in good faith by appropriate proceedings and which are reflected as a liability on the Reference Balance Sheets and (iii) minor Encumbrances that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company and the Subsidiary.

“Person” (whether or not capitalized) means an individual, corporation, partnership, limited liability company, trust or unincorporated organization or a government or any agency or political subdivision thereof, or any other entity.

“Personal Property” has the meaning set forth in Section 3.7.

“PRC” means the People’s Republic of China, excluding Hong Kong, Taiwan and Macau.

“Proceedings” has the meaning set forth in Section 3.6.

“Purchase Price” has the meaning set forth in Section 1.2(a).

“Reference Balance Sheets” has the meaning set forth in Section 3.4(a).

“Reference Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Repurchase Price” means $0.01 per share.

“RMB” means renminbi, the lawful currency of the PRC.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAIC” means the local branch of the State Administration for Industry and Commerce of the PRC which is in charge of issuing the business license of the Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended, and any rules or regulations promulgated thereunder.

“Seller Indemnified Persons” has the meaning set forth in Section 7.1(c).

“Selling Shareholders” has the meaning set forth in the Preamble.

“Selling Shareholder’s knowledge” means a fact, event, circumstance or occurrence shall be within the “Selling Shareholder’s knowledge” if such fact, event, circumstance or occurrence is or was actually known by such shareholder of the Company listed on the signature pages of this Agreement or such knowledge as a reasonable person in the position of such person would have known after reasonable inquiry to the extent such inquiry is reasonable under the circumstances.

“Shareholder Representative Committee” means the group of individuals appointed to serve as such under Section 9.12.

“Shares” has the meaning set forth in the Recitals.

“Software” means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material related to such Software.

“Software Code” means any and all computer programs and all related documentation, manuals, source code and object code, program files, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, program structure, sequence and organization, and all other material related to such Software Code.

“Straddle Period” has the meaning set forth in Section 6.3(a)(ii).

“Shareholders Arrangements” has the meaning set forth in Section 6.4.

“Shareholders Agreement” has the meaning set forth in Section 6.4.

“Tax” or “Taxes” has the meaning set forth in Section 3.10(f).

“Tax Return” has the meaning set forth in Section 3.10(g).

“Third-Party Claim” has the meaning set forth in Section 7.1(f).

“Third Party Embedded Software” has the meaning set forth in Section 3.13(c).

“Third Party IP Licenses” has the meaning set forth in Section 3.13(d).

“Third Party Licenses” has the meaning set forth in Section 3.13(d).

“Third Party Software Licenses” has the meaning set forth in Section 3.13(c).

“Trademarks” means all trademarks, service marks, trade dress, logos, indicia, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions, and all of the goodwill of the business associated with such Trademarks.

“Transaction Expenses” means (i) the fees and expenses of the legal counsel of the Company and the Subsidiary (Latham & Watkins LLP and Hampton Chambers) and fifty percent of the fees and expenses of the Escrow Agent, (ii) the fees and expenses of Blackstone Advisory Partners L.P. and (iii) the fees and expenses of PricewaterhouseCoopers LLP, all of which fees and expenses are set forth on Schedule 6.1 hereto.

“Transaction Expenses Amount” is defined in Section 6.1.

“U.S.” or the “United States” means the United States of America (including the states thereof and the District of Columbia).

“2013 CTM Revenue” means the Subsidiary’s CTM Revenue in respect of the calendar year ended December 31, 2013.

“2014 CTM Revenue” means the Subsidiary’s CTM Revenue in respect of the calendar year ended December 31, 2014.

“2015 CTM Revenue” means the Subsidiary’s CTM Revenue in respect of the calendar year ended December 31, 2015.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Waiver. Any failure of the Company, the Shareholder Representative Committee or the Selling Shareholders to comply with any of its obligations or agreements herein contained may be waived only in writing by the Buyer or Parent. Any failure of the Buyer or Parent to comply with any of its obligations or agreements herein contained may be waived only in writing by the Shareholder Representative Committee.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

(a) If to the Selling Shareholders or the Shareholder Representative Committee, to:

Lawrence C. Longo

Lightkeeper, LLC

280 Congress St, 12th Floor

Boston, MA 02210

With a copy to:

Latham & Watkins LLP

1000 Winter Street

Waltham, MA 02451

Attention: John H. Chory

Facsimile No.: (781) 434-6601

(b) If to Buyer, Parent or the Company, to:

Amber Road, Inc.

One Meadowlands Plaza

East Rutherford, New Jersey 07073

Attention: Chief Executive Officer

Facsimile No.: 201-935-5187

With copies to:

Dentons US LLP

101 JFK Parkway

Short Hills, NJ 07078

Attention: Victor H. Boyajian

Facsimile No.: 973-912-7199

Clarke Gittens Farmer

Parker House

Wildey Business Park

Wildey Road

St. Michael, Barbados

Attention: Gillian M.H.Clarke

Facsimile No.: 246-436-9812

Such names and addresses may be changed by written notice to each person listed above.

Section 9.3 Governing Law; Consent to Jurisdiction and Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the internal substantial laws and not the choice of law rules of the U.S. State of New Jersey.

(b) Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the United States of America located in the U.S. State of New Jersey, unless such court declines the exercise of jurisdiction, in which case the courts of the State of New Jersey, for any actions, suits or proceedings arising out of or relating to this Agreement (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to such party’s principal place of business shall be effective service of process for any action, suit or proceeding arising out of the parties in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in the courts of the United States of America located in the U.S. State of New Jersey, and hereby further irrevocably and unconditionally waives its right and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In the event any suit or action to enforce any provision of this Agreement, the prevailing party in such suit or action shall be entitled to recover its costs, expenses and reasonable attorney fees, at trial and on appeal, in addition to all other sums allowed by law.

(c) The parties each hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Agreement, the transactions contemplated hereby or the relationship established hereunder.

Section 9.4 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile signature), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.5 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6 Entire Agreement. The Mutual Non-Disclosure Agreement, the Escrow Agreement and this Agreement, including the Exhibits and Schedules hereto and the documents referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

Section 9.7 Amendment and Modification. This Agreement may be amended or modified only by written agreement of the parties hereto.

Section 9.8 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns (and, to the extent provided in Section 7.1, the other Buyer Indemnified Persons and Seller Indemnified Persons) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.9 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.10 Assignability. No party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto except that the Buyer may sell, transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such sale, transfer or assignment shall relieve the Buyer of its obligations hereunder; provided that Parent shall have the right to assign all of its rights and obligations under this Agreement to its successors and assigns, whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise. Any purported violation of this Section 9.10 shall be void.

Section 9.11 Specific Performance. The Parties agree that immediate and irreparable harm and damage would occur for which monetary damages alone would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in the event of such breach or non-performance neither Party, and nothing in this Agreement, shall interfere with, delay, obstruct, or prevent the non-breaching Party from taking, or require such Party to take, any steps prior to taking action to seek an interim and interlocutory equitable remedy (including an injunction or order for specific performance) on notice or ex parte to enforce its rights or to preserve the status quo or prevent irreparable harm and each Party covenants and agrees not to contest, object to, or otherwise oppose an application for equitable relief by the other Party in such circumstances, and waives any and all immunities from any equitable relief to which it may be entitled. Any such relief or remedy shall not be exclusive, but shall be in addition to all other available legal or equitable remedies. Each Party agrees that the provisions of this Section 9.11 are fair and reasonable in the commercial circumstances of this Agreement, and that neither Party would have entered into this Agreement but for each Party’s agreement with the provisions of this Section.

Section 9.12 Representative Committee for Selling Shareholders. The Selling Shareholders agree that Lawrence C. Longo and Scott Matthews shall be and each hereby is appointed as agent and attorney-in-fact (each a “Shareholder Representative” and collectively, the “Shareholder Representative Committee”) to collectively act for and on behalf of each Selling Shareholder, with authority including, but not limited to, the authority to give and receive notices and communications, to receive and distribute to the Selling Shareholders all amounts payable under this Agreement, to make claims on behalf of the Selling Shareholders pursuant to Article 7, to object to such deliveries, to agree to, negotiate and enter into settlements and compromises of, and comply with orders and decrees with respect to such claims, and to take all actions necessary or appropriate in the judgment of such representatives, collectively, for the accomplishment of the foregoing. A decision, act, consent or instruction of both Shareholder Representatives shall constitute a decision of the Shareholder Representative Committee and of all of the Selling Shareholders, and shall be final, binding and conclusive upon each of the Selling Shareholders. In the event the Shareholder Representatives cannot agree with respect to the taking of any given action, they shall request of the Selling Shareholders that held, as of immediately prior to the Closing, a majority of the preferred shares of the Company that such Selling Shareholders direct the Shareholder Representatives as to which action to take and the Shareholder Representatives shall then promptly take such action unanimously as the Shareholder Representative Committee. Each of the Buyer and Parent is hereby relieved from any liability to any person relating to a claim as to the lack of authority to act on behalf of the Selling Shareholders for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative Committee. Without limiting the generality of the foregoing, the Shareholder Representative Committee shall have full power and authority, on behalf of all of the Selling Shareholders and their successors, to interpret all the terms and provisions of this Agreement, to dispute or fail to dispute any claim of indemnifiable Losses made by a Buyer Indemnified Person, to negotiate and compromise any dispute which may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, and to authorize delivery of cash and share certificates pursuant to this Agreement or any other payments to be made with respect thereto. The Shareholder Representatives shall not be liable for any act done or omitted hereunder as the Shareholder Representative Committee while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Selling Shareholders shall severally indemnify and hold each of the Shareholder Representatives harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representatives acting as the Shareholder Representative Committee and arising out of or in connection with the acceptance or administration of their respective duties hereunder. In the event that any member of the Shareholder Representative Committee ceases to be a member as a result of death, resignation, incapacity or removal, then the remaining member of the Shareholder Representative Committee shall appoint the successor member as soon as reasonably practicable and immediately thereafter notify Buyer and Parent of the identity of such successor. Any such successor shall succeed the former Shareholder Representative as a member of the Shareholder Representative Committee hereunder. Notices or communications to or from the Shareholder Representative Committee shall constitute notice to or from the Selling Shareholders. The members of the Shareholder Representative Committee shall be entitled to receive reimbursement from any Committee Reimbursement Amounts held by the Shareholder Representative Committee, for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Shareholder Representative Committee in the performance or discharge of its rights and obligations under this Agreement (the “SRC Expenses”). The Committee Reimbursement Amount shall only be used for the payment of the SRC Expenses. Any of the Committee Reimbursement Amount originally deposited with the Shareholder Representative Committee at the Closing or pursuant to Section 1.2(a) that has not been consumed by the Shareholder Representative Committee pursuant to the terms of this Agreement on or prior to the end of the period in which Parent or Buyer and their Affiliates may make claims for indemnification pursuant to Article 7 or, if later, the date on which all indemnification claims of Parent, Buyer or any of their Affiliates outstanding at the end of such period have been discharged in full, shall be distributed by the Shareholder Representative Committee to the Selling Shareholders.

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Purchase Agreement as of the date first above written.

AMBER ROAD HOLDINGS, INC.

By:
Name:
Title:

Before Me:

Name in print:
Notary Public

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Purchase Agreement as of the date first above written.

AMBER ROAD, INC.

By:
Name:
Title:

Before Me:

Name in print:
Notary Public

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Purchase Agreement as of the date first above written.

SUNRISE INTERNATIONAL LTD.

By:
Name:
Title:

Before Me:

Name in print:
Notary Public

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Purchase Agreement effective as of the date first above written.

SELLING SHAREHOLDERS:

/s/ Brett Matthews
Brett Matthews

Before Me:

Notary Public

Name:

Signature Page to Share Purchase Agreement for the Sale of Sunrise International Ltd. Shares

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Purchase Agreement effective as of the date first above written.

SELLING SHAREHOLDERS:

/s/ Christopher Manos
Christopher Manos

Before Me:

Notary Public

Name:

Signature Page to Share Purchase Agreement for the Sale of Sunrise International Ltd. Shares

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Purchase Agreement effective as of the date first above written.

SELLING SHAREHOLDERS:

ESSEX CAPITAL CORPORATION

By:
Name:
Title:

Before Me:

Notary Public

Name:

Signature Page to Share Purchase Agreement for the Sale of Sunrise International Ltd. Shares

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Purchase Agreement effective as of the date first above written.

SELLING SHAREHOLDERS:

/s/ Gail Matthews
Gail Matthews

Before Me:

Notary Public

Name:

Signature Page to Share Purchase Agreement for the Sale of Sunrise International Ltd. Shares

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Purchase Agreement effective as of the date first above written.

SELLING SHAREHOLDERS:

/s/ James Pallotta
James Pallotta

Before Me:

Notary Public

Name:

Signature Page to Share Purchase Agreement for the Sale of Sunrise International Ltd. Shares

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Purchase Agreement effective as of the date first above written.

SELLING SHAREHOLDERS:

/s/ Kae-Por F Chang
Kae-Por F Chang

Before Me:

Notary Public

Name:

Signature Page to Share Purchase Agreement for the Sale of Sunrise International Ltd. Shares

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Purchase Agreement effective as of the date first above written.

SELLING SHAREHOLDERS:

/s/ Lawrence C Longo
Lawrence C Longo

Before Me:

Notary Public

Name:

Signature Page to Share Purchase Agreement for the Sale of Sunrise International Ltd. Shares

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Purchase Agreement effective as of the date first above written.

SELLING SHAREHOLDERS:

TISHMAN FAMILY LP

By:
Name:
Title:

Before Me:

Notary Public

Name:

Signature Page to Share Purchase Agreement for the Sale of Sunrise International Ltd. Shares

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Purchase Agreement effective as of the date first above written.

SELLING SHAREHOLDERS:

/s/ Scott Matthews
Scott Matthews

Before Me:

Notary Public

Name:

Signature Page to Share Purchase Agreement for the Sale of Sunrise International Ltd. Shares

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Purchase Agreement effective as of the date first above written.

SELLING SHAREHOLDERS:

/s/ Tom Brennan
Tom Brennan

Before Me:

Notary Public

Name:

Signature Page to Share Purchase Agreement for the Sale of Sunrise International Ltd. Shares

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Purchase Agreement effective as of the date first above written.

SHAREHOLDER REPRESENTATIVE COMMITTEE:

/s/ Scott Matthews
Scott Matthews

Before Me:

Notary Public

Name:

Signature Page to Share Purchase Agreement for the Sale of Sunrise International Ltd. Shares

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Purchase Agreement effective as of the date first above written.

SHAREHOLDER REPRESENTATIVE COMMITTEE:

/s/ Lawrence C Longo
Lawrence C Longo

Before Me:

Notary Public

Name:

Signature Page to Share Purchase Agreement for the Sale of Sunrise International Ltd. Shares